UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Orion Energy Systems, Inc.

(Name of Registrant as Specified in its Charter)

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June 30, 2023

Dear Fellow Shareholders:

Thank you for your investment in Orion Energy Systems, Inc. and for the confidence you have placed in the Board of Directors and the Orion team. In fiscal 2023, we made substantial progress advancing our mission of helping customers achieve their business and environmental goals.

We continued our expansion into electrical maintenance solutions and entered the rapidly growing market for commercial electric vehicle charging station solutions. We are building out both of these businesses nationally, to complement our commercial and industrial LED lighting solution capabilities. Our expanded suite of complementary product and service offerings, our unique technical and turnkey project expertise, and our leading product and service quality truly differentiate Orion and support our mission and long-term opportunities.

Fiscal 2023 highlights include:

EV Charging Solutions. Following its acquisition in October 2022, the Voltrek business surpassed our expectations, delivering revenue of $6.3M in the second half of FY 2023. As we work this year to build out our reach across the U.S, we anticipate substantial growth in our EV charging division’s revenue and profits over the coming years, as it provides charging infrastructure supporting the rapid adoption of electric vehicles.

Maintenance Services. Maintenance services revenue rose 150% to $14.6M in FY 2023 compared to FY 2022, benefitting from a full year’s contribution from our new Stay-Lite Lighting team as well as organic growth. Like EV charging solutions, maintenance services enable us to offer an expanded suite of complementary solutions to our customers and partners. Importantly, maintenance also provides a growing base of recurring revenue that complements the project nature of LED lighting and EV charging deployments.

Financial Results and Position. As anticipated, due primarily to the expected lower level of revenue from our largest customer and a global online retailer, as well as on certain large LED project delays, our FY 2023 revenue declined to $77.4M from $124.4M in FY 2022. Excluding our largest customer and the global online retailer, Orion was successful in growing revenue by 11% over FY 2022, reflecting the increasing diversity of our customer base and the growing breadth of our operations. We believe the strategic changes we have made to the business positions us well for the coming year and going forward.

Importantly, Orion entered FY 2024 with $24.9M of working capital, including $16.0M of cash and cash equivalents and $18.2M of inventory. We believe this provides a solid financial base to fund our growth goals for the current year, and to support our efforts in advancing our long-term environmental, social and corporate governance objectives.

We encourage you to attend our 2023 Annual Meeting of Shareholders that will be held online at http://www.virtualshareholdermeeting.com/OESX2023 on Thursday, August 10, 2023, at 1:00 p.m. Central Time. A replay of our Annual Meeting of Shareholders will also be available on our website during the month of August.

Sincerely,

Michael H. Jenkins
Chief Executive Officer

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

(800) 660-9340

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:

Our 2023 Annual Meeting of Shareholders will be held on Thursday, August 10, 2023, at 1:00 p.m., Central Time, online at www.virtualshareholdermeeting.com/OESX2023. You will be able to listen to the annual meeting live, submit questions and vote online. A replay of the annual meeting will be available on our website during the month of August.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1.

the election of one nominee named in the attached proxy statement as a Class I director to serve for a term expiring at the 2026 annual meeting of shareholders and one nominee named in the attached proxy statement as a Class II director to serve for a term expiring at the 2024 annual meeting of shareholders, in each case until his or her successor has been duly elected and qualified;

2.	an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3.	an advisory vote on the frequency of future advisory shareholder votes on the compensation of our named executive officers;

4.	the approval of the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan, as amended and restated (the “Amended 2016 Plan”);

5.	the ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2024; and

6.	such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on June 14, 2023. A proxy statement and proxy card are enclosed.

In order to provide our shareholders a more convenient, cost-effective method of attending, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2023. You are entitled to participate in and submit questions in writing during the annual meeting if you were a shareholder as of the close of business on June 14, 2023. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2023, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and submit your proxy card via internet, telephone or mail in accordance with its instructions so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors, on the advisory vote to approve the compensation of our named executive officers, on the advisory vote on the frequency of future advisory shareholder votes on the compensation of our named executive officers or the approval of the Amended 2016 Plan. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By order of the Board of Directors:

Michael H. Jenkins
Chief Executive Officer

Manitowoc, Wisconsin

June 30, 2023

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 10, 2023. Our proxy statement for our 2023 Annual Meeting of Shareholders and our 2023 Annual Report to Shareholders are available at www.proxyvote.com.

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement for shareholders who have elected to receive paper copies of our proxy materials.

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

To be Held August 10, 2023

We are providing these proxy materials to you because our board of directors is soliciting proxies for use at our 2023 Annual Meeting of Shareholders to be held online on Thursday, August 10, 2023, at 1:00 p.m., Central Time, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2023 Annual Meeting of Shareholders and as described herein. We either (i) mailed you a notice of internet availability of our proxy materials on or before June 30, 2023 notifying each shareholder entitled to vote at the annual meeting how to vote and how to electronically access a copy of this proxy statement and form or proxy or (ii) mailed you a printed copy of such proxy materials and a proxy card in paper format.

In order to provide our shareholders a more convenient, cost-effective method of attending, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2023. A replay will be available on our website during the month of August. You are entitled to participate in the annual meeting if you were a shareholder as of the close of business on June 14, 2023. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2023, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

This year’s shareholder question and answer session will include appropriate questions submitted in advance of, and appropriate questions submitted live during, the annual meeting. You may submit an appropriate question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number. Appropriate questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/OESX2023. We expect to respond to appropriate questions during the annual meeting, and may also respond to appropriate questions on an individual basis or by posting answers on our investor relations website after the meeting.

Consistent with prior years, we are using the “notice and access” system adopted by the SEC relating to the delivery of our proxy materials over the internet. The SEC’s notice and access rules allow us to deliver our proxy materials to our shareholders by posting the materials on an internet website, notifying shareholders of the availability of our proxy materials on the internet and sending paper copies of our proxy materials upon shareholder request. We believe that the notice and access rules allow us to use internet technology that many shareholders prefer, continue to provide our shareholders with the information that they need and, at the same time, ensure more prompt delivery of our proxy materials. The notice and access rules also lower our cost of printing and delivering our proxy materials and minimize the environmental impact of printing paper copies.

As a result, we mailed to many of our shareholders a notice of internet availability of our proxy materials instead of a paper copy of our proxy materials. Shareholders who received the notice will have the ability to access our proxy materials over the internet and to request a paper copy of our proxy materials by mail, by e-mail or by telephone. Instructions on how to access our proxy materials over the internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request our proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The notice of internet availability of our proxy materials also serves as a notice of meeting.

Execution of a proxy will not affect your right to attend and vote at the annual meeting virtually, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before the annual meeting by giving written notice of your intention to revoke the proxy to our board secretary or by attending the annual meeting virtually and voting at the annual meeting online. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s director nominees set forth below; (2) for the advisory vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the executive compensation tables set forth below in this proxy statement; (3) for holding the advisory vote on the compensation of our named executive officers every year; (4) for the approval of the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan, as amended and restated (the “Amended 2016 Plan”); (5) for the ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2024; and (6) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies. Our board of directors has designated Michael H. Jenkins and J. Per Brodin, and each or either of them, as proxies to vote the shares of our common stock solicited on its behalf.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors, on the advisory vote to approve the compensation of our named executive officers, on the advisory vote on the frequency of future advisory shareholder votes on the compensation of our named executive officers or the approval of the Amended 2016 Plan. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

The nominees receiving the highest vote totals of the eligible shares of our common stock, no par value per share (“Common Stock”), will be elected as a director. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. The advisory vote to approve the compensation of our named executive officers, the approval of the Amended 2016 Plan and the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2024 will be approved if the votes cast in favor of approval exceed the votes cast against approval. The frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that shareholders are deemed to have approved. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Only holders of record of shares of our Common Stock as of the close of business on June 14, 2023 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 32,501,846 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting. In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 16,250,924 votes, will represent a quorum for the purposes of the annual meeting.

WE INTEND TO BEGIN MAKING THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AVAILABLE TO SHAREHOLDERS ON OR ABOUT JUNE 30, 2023.

TRIBUTE TO MICHAEL W. ALTSCHAEFL

Michael W. Altschaefl has served on our board since October 2009 and served as our board chair from August 2016 to August 2022 and our chief executive officer from
May 2017 to November 2022. Mr. Altschaefl is retiring from our board at the annual meeting. As a result, we want to formally extend our thanks and gratitude to
Mr. Altschaefl for his years of dedicated service and contributions to our company, our board of directors and our shareholders. We extend to Mr. Altschaefl our sincere appreciation for his valued service, guidance, advice and dedication to our company and we all wish him the very best in his future endeavors.

TRIBUTE TO MARK C. WILLIAMSON

Mark C. Williamson served on our board from April 2009 until his retirement from our board in November 2022 and was our lead independent director from October
2009 through May 2013. We want to formally extend our thanks and gratitude to
Mr. Williamson for his years of dedicated service and contributions to our company, our board of directors and our shareholders. We extend to Mr. Williamson our sin cere appreciation for his valued service, guidance, advice and dedication to our company and we all wish him the very best in his future endeavors.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors comprised of six directors divided into three classes. Currently, there is one director in Class I (2021-2023) (Mr. Jenkins), three directors in Class II (2021-2024) (Ms. Richstone and Messrs. Altschaefl and Shapiro) and two directors in Class III (2022-2025) (Mr. Otten and Ms. Washlow). Each director generally serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified.

At the annual meeting, the term of our current Class I director, Mr. Jenkins will expire. Mr. Jenkins will stand for re-election, and the board has determined to nominate Heather L. Wishart-Smith to be elected as a Class II director at the annual meeting. As noted above, Mr. Altschaefl will retire at the annual meeting.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If either nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our board. Our directors have no reason to believe that the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of June 30, 2023, about the board’s nominees for election at the annual meeting and each director of our company whose term will continue after our annual meeting.

Nominees For Election at the Annual Meeting

Class I Director (2023-2026) — Term Expiring 2026

Michael H. Jenkins, 54, has served as our chief executive officer and a director since November 2022. Previously, from November 2021 until his appointment as our chief executive officer, Mr. Jenkins served as our chief operating officer and executive vice president. Prior to joining the company, Mr. Jenkins served as Construction and Consumer Business Director, General Manager — Americas of Bostik, Inc., a global adhesives business focused on developing “smart” adhesive solutions, from 2013 until November 2021. Prior to joining Bostik, Mr. Jenkins served as Vice President Sales, Americas — Diversey, and previously, as Vice President Marketing, Americas, for Sealed Air Corporation, a publicly traded integrated cleaning solutions and packaging company, from 2010 to 2012. Prior to 2010, Mr. Jenkins worked for Kohler Co., Master Lock and Illinois Tool Works in a variety of sales and marketing capacities. We believe that Mr. Jenkins’ experience as our chief executive officer and his experience in other leadership positions at manufacturing companies qualify him for service as our chief executive officer and director.

Class II Director (2021-2024) — Term Expiring 2024

Heather L. Wishart-Smith, 49, is being nominated to serve as a newly-elected director. Ms. Wishart-Smith advises corporates and investors on strategy, growth, leadership, and innovation. Previously, from 2005 to May 2022, Ms. Wishart-Smith held operational positions of increasing responsibility, most recently as Senior Vice President, Technology & Innovation of Jacobs Solutions Inc., a publicly traded international technical professional services firm, where she developed and led the company’s global innovation strategy, including establishing and leading innovation accelerators and standing up corporate venture capital. Earlier in her career, she served in roles of increasing responsibility for KBR, Inc. Ms. Wishart-Smith serves on the board of directors of Group PMX, LLC, is a member of the Advisory Committee of Blockchain Founders Fund, a venture capital fund and serves as a board advisor to JS Global. Ms. Wishart-Smith is a registered Professional Engineer and certified Project Management Professional with proven experience managing large design programs and developing, managing, and turning around troubled operations in the architectural/engineering professional services market. A former Navy Civil Engineer Corps officer, Ms. Wishart-Smith served at the Presidential Retreat, Camp David under two presidential administrations, among other duty stations. Ms. Wishart-Smith holds Bachelor and Master of Science degrees in Civil Engineering from the University of Virginia. She is a Fellow of the American Society of Civil Engineers, a member of the National Academy of Construction, and also a Fellow of the Society of American Military Engineers (SAME) and was its President for the 2020-2021 centennial year. We believe that Ms. Wishart-Smith’s unique experience marrying technology and innovation with traditional engineering and industrial markets and her background as an engineer qualify her for service as a director of our company.

RECOMMENDATION OF THE BOARD: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ABOVE DIRECTOR NOMINEES.

Directors Continuing in Office

Class II Directors (2021-2024) — Terms Expiring 2024

Ellen B. Richstone, 71, has served as a director since May 2017. Ms. Richstone was the Chief Financial Officer of several public and private companies between 1989 and 2010, including Rohr Aerospace, a Fortune 500 company. Her primary Chief Financial Officer experience has been as a Chief Financial Officer of technology companies. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2003 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion. Ms. Richstone currently serves on the boards and chairs the audit committees of three other public companies: eMagin Corporation, Cognition Therapeutics, Inc., and Superior Industries International. Ms. Richstone has prior experience on both public and private boards and is currently on the board of the National Association of Corporate Directors in New England. Ms. Richstone’s past public board service includes American Power Conversion (sold), Everyware Global (taken private) and Parnell Pharmaceuticals Holdings Ltd. (taken private). In April 2013, Ms. Richstone was awarded the first annual Distinguished Director Award from the Corporate Directors Group (renamed ACCD). Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s business school. Ms. Richstone holds a Platinum Level Executive Master’s Certification in Director Governance from the American College of Corporate Directors. In January 2018 Ms. Richstone was named a National Association of Corporate Directors Fellow, the highest governance level awarded. In September 2020, Ms. Richstone was named to the Directorship 100 by the National Association of Corporate Directors (NACD) for her leadership in board governance. We believe that Ms. Richstone’s financial expertise in addition to her experience in cyber and technology, M&A and global business, as well as her overall experience as a seasoned executive and board member, qualify her for service as a director of our company.

Richard A. Shapiro, 52, has served as a director since March 2023. Mr. Shapiro is the Founder and since October 2021 has served as the Chief Investment Officer of Ridge Run Partners, LLC, a family office firm. Previously, Mr. Shapiro served as Portfolio Manager at Millennium Management, a multi-billion dollar hedge fund, where he was focused on equity investments, from 2020 to 2021, and, earlier in his career at Millennium, from 2007 to 2011. From 2011 to 2020, Mr. Shapiro was at Wexford Capital, where he was Portfolio Manager and Co-Head of Equites, and was also a member of Wexford’s Hedge Fund Investment Committee. Mr. Shapiro currently serves on the board of directors of publicly traded Elah Holdings, Inc. and previously served on the board of directors of public company BBQ Holdings, Inc. Mr. Shapiro holds an M.B.A. from Georgetown University and a B.S. in Business Administration from the University of Southern California. We believe that Mr. Shapiro’s perspective as a professional institutional shareholder and experience in analyzing strategic opportunities and overseeing the management of positions in various investments qualify him for service as a director of our company. Mr. Shapiro was originally recommended as a director nominee by a shareholder.

Class III Director (2022-2025) — Terms Expiring 2025

Anthony L. Otten, 67, has served as a director since August 2015. Mr. Otten has served as our board chair since August 2022 and from June 2017 to August 2022 served as our lead independent director. Mr. Otten serves as managing member of Stillwater, LLC. Previously, Mr. Otten served as chief executive officer of Versar, Inc. from February 2010 until its sale in November 2017 and also served as a member of the board of directors of Versar, Inc. from 2008 until its sale in November 2017. Mr. Otten also currently serves on the Advisory Board of Constant Associates, Inc., a federal contractor, and the Board of Directors of Sumaria Systems, LLC, a federal contractor focused on cyber and information technology support for U.S. Air Force drone programs. Mr. Otten previously served as managing member of Stillwater, LLC from July 2009 to February 2010; operating partner of New Stream Asset Funding, LLC from 2007 to June 2009; managing member of Stillwater, LLC from 2004 to 2007 and principal of Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Previously, Mr. Otten held senior management positions with Cabot Corporation and Marriott Corporation. We believe that Mr. Otten’s experience as a chief executive officer of a public company, capital markets expertise and merger and acquisition experience qualify him for service as a director of our company. We further believe that Mr. Otten’s leadership experience and contributions to our board qualify him to serve as our board chair.

Sally A. Washlow, 52, has served as a director since August 2022. Ms. Washlow currently leads a geographic region of the United States for Lee Hecht Harrison’s International Center for Executive Options working with senior level and C-Suite executives from companies ranging from Fortune 10 to privately held. Since 2017, Ms. Washlow operates SW Consulting LLC supporting companies with executive management, strategy initiatives and board service to privately and publicly held companies. From 2015 to 2017, Ms. Washlow was the Chief Executive Officer of Cedar Electronics Corporation (formerly a public company, Nasdaq: COBR), a supplier of radar detectors, GPS systems, dash cameras and other electronic products, and led the integration of the Cobra and Escort electronics businesses. Prior to Cedar Electronics, Ms. Washlow worked for 13 years at Cobra Electronics Corporation in various capacities, including as President from 2013 until 2015. She is also a member of the Consumer Technology Association . Ms. Washlow currently serves on three boards, Data I/O Corporation (Nasadq: DAIO), a company focused on advanced programming, security deployment, security provisions and associated intellectual property protection, since 2020 and serves as chair and a member of the compensation and corporate governance and nominating committee; Costar Technologies, Inc. (OTC Markets Group: CSTI), a designer, developer, manufacturer and distributor of video surveillance products, since 2019 and serves as the chairperson of the board of directors and a member of the audit committee; and on the advisory board of Matot Industries, an industrial products manufacturer since 2020. We believe that Ms. Washlow’s experience as an innovative go-to-market strategist, along with her other leadership and entrepreneurial skills qualify her for service as a director of our company.

We strongly encourage our directors to attend our annual meeting, and it is expected that they will do so. All of our then-serving directors attended our 2022 annual meeting virtually.

CORPORATE GOVERNANCE

Board of Directors — General

Our board of directors met 17 times during fiscal 2023, consisting of nine mandatory meetings and eight optional meetings. All of our directors attended at least 75% of the aggregate of (a) the total number of mandatory meetings of the board held during the fiscal year while they were a director and (b) the total number of meetings held by all committees of the board on which they served during the fiscal year while they were serving on the committees.

Our board has determined that each of Mses. Richstone, Washlow and Wishart-Smith and Messrs. Otten and Shapiro is independent under the listing standards of the Nasdaq Capital Market. Our board generally uses the director independence standards set forth by the Nasdaq Capital Market as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Standing Board Committees

Our board of directors has established the following standing committees: an audit and finance committee, a compensation committee and a nominating and corporate governance committee. Our board has adopted charters for each standing committee describing their respective responsibilities. The charters are available on our website at www.orionlighting.com.

Our audit and finance committee is currently comprised of Mses. Richstone and Washlow and Mr. Otten, with Ms. Richstone acting as chair. Following the annual meeting, we expect Ms. Wishart-Smith will also serve on our audit and finance committee. Each member of the audit and finance committee is an audit committee financial expert, as defined under the rules of the Securities and Exchange Commission (the “SEC”) implementing Section 407 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met four times in fiscal 2023. Each member of our audit and finance committee meets the requirements for independence under the current rules of the Nasdaq Capital Market and the SEC.

Our compensation committee is currently comprised of Mses. Richstone and Washlow and Mr. Otten, with Ms. Washlow acting as chair. Following the annual meeting, we expect Mr. Shapiro will also serve on our compensation committee. The principal functions of our compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers; (iii) annually setting the salary and other compensation for our executive officers; (iv) overseeing the company’s response to the outcome of our shareholders’ advisory votes on our executive compensation; (v) annually reviewing the compensation paid to our non-employee directors; (vi) annually reviewing the compensation committee’s charter, our equity compensation plans and the compensation committee’s current practices, procedures and controls in order to develop, maintain and implement equity compensation compliance procedures; (vii) providing our board of directors with an annual report on our compliance with our procedures, policies and guidelines for issuing equity awards; and (viii) reviewing and approving all disclosures in our SEC filings, including our annual proxy statement, concerning our equity compensation plans and executive and director compensation matters. In addition, members of our compensation committee are required to receive periodic training concerning our operative equity compensation plans and compensation procedures, as well as general best practices for executive compensation. Our compensation committee met six times in fiscal 2023. Each member of our compensation committee meets the requirements for independence under the current Nasdaq Capital Market and SEC rules. Our compensation committee did not engage the services of a compensation consultant to determine executive compensation for either of fiscal 2023 or fiscal 2024. In general, the compensation committee utilizes compensation studies and reviews compensation practices of peer groups, but has determined to engage an independent compensation consultant only if relevant factors or circumstances change significantly.

Our nominating and corporate governance committee is currently comprised of Mses. Richstone and Washlow and Mr. Otten, with Mr. Otten acting as chair. Following the annual meeting, we expect Ms. Wishart-Smith will also serve on our nominating and corporate governance committee. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee met six times in fiscal 2023. Each member of our nominating and corporate governance committee meets the requirements for independence under the Nasdaq Capital Market and SEC rules.

Board Leadership Structure

Our board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate. Our board reserves the right to assign the responsibilities of the chief executive officer and board chair to different individuals or to the same individual if, in the board’s judgment, a combined chief executive officer and board chair position is determined to be in the best interest of our company. In the circumstance where the responsibilities of the chief executive officer and board chair are vested in the same individual or in other circumstances when deemed appropriate, the board will designate an independent lead director from among the independent directors. The duties of the lead director include (i) conferring with the board chair on, and approving, meeting agendas and meeting schedules to assure there is sufficient time for discussion of all agenda items; (ii) calling and presiding over all meetings of the board at which the board chair is not present, including executive sessions; (iii) leading the annual performance reviews of the chief executive officer and the board; (iv) ensuring that there is open communication between our independent directors, the board chair and other management members; (v) being available, when deemed appropriate by the board, for consultation and direct communication with shareholders; and (vi) reviewing, at his or her discretion, information to be sent to the board.

While our board believed that a combined position of chief executive officer and board chair from 2017 through 2023 (while Mr. Altschaefl went from a non-executive board chair to chief executive officer and board chair) assisted our board in implementing our strategic plan, created streamlined accountability for our performance and facilitated our board’s efficient and effective functioning, upon the announcement of Mr. Altschaefl’s retirement, our board currently believes that our company is best served by Mr. Otten continuing to serve as our board chair and Mr. Jenkins continuing as our chief executive officer. This structure allows Mr. Jenkins to focus on his relatively new chief executive officer role and leverages Mr. Otten’s long-standing stewardship of our company as board chair.

Our board retains the authority to modify its board leadership structure to best address our company’s unique circumstances as and when appropriate.

Our Board’s Role in Risk Oversight

Our full board is responsible for the oversight of our enterprise risk management process. Our board is responsible for overseeing our management team’s identification of certain enterprise risks that could adversely affect our company and the steps management has taken or plans to take to monitor, control and report such risks, including risks relating to customer concentration, component inventory supply, supply chain and inventory management, integration of acquired businesses, our sales and distribution model, the sufficiency of our liquidity and capital, retention of key employees, competitive pressures on the average sales price of our products, security of information systems and data, implementation of new information systems, cybersecurity risk, uncertain political and economic conditions, adapting to convergence and commoditization in the lighting industry, the introduction of new, low-cost competitors in the lighting industry, innovation and product development, creating shareholder value, communication with investors including activist investors, industry and government regulations, the impact of changes in trade policies and tariffs on our components and products, financial reporting and compliance, product liability and warranties and the related costs thereof, rogue employees and exchange rate risk.

Our management reports on these risks to our board at each regular board meeting. Our board relies on our compensation committee to address significant risk exposures facing our company with respect to compensation. As described herein under the heading “Risk Assessment of our Compensation Policies and Practices,” each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any significant risks arising from such policies and practices are reasonably likely to materially adversely affect our company. In addition, our audit and finance committee supports the board’s risk oversight function by overseeing and managing risks relating to the reliability of our financial reporting and the effectiveness of our internal control over financial reporting, as well as risks related to our liquidity and capital structure.

Our board’s role in the oversight of our risk management has not affected our board’s determination that the roles of chief executive officer and board chair should currently be separated, as our board believes that such structure constitutes the most appropriate leadership structure for our company at this time.

Our audit and finance committee and our full board review and comment on the draft risk factors for disclosure in our annual and quarterly reports and use the receipt of such draft risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of enterprise risks then facing our company.

Nominating and Corporate Governance Committee Procedures

Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the nominating and corporate governance committee, c/o board secretary, Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on our website at www.orionlighting.com. Our nominating and corporate governance committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience and geographic, gender, age, and ethnic diversity. Our nominating and corporate governance committee believes that directors should display the highest personal and professional ethics, integrity and values and sound business judgment. The committee also believes that, while diversity and variety of experiences and viewpoints represented on our board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of geographic, gender, age or ethnic diversity. Our nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above, as well as the director’s contributions to the board during their current term. As part of its periodic self-assessment, our nominating and corporate governance committee assesses the effectiveness of its director selection policy described in this paragraph, including its provisions relating to the consideration of diversity.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.orionlighting.com. Any material amendments or waivers relating to the Code of Conduct will be disclosed on our web site within four business days following the date of such amendment or waiver.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We are committed to achieving best practices in environmental, social and governance matters. We are in the beginning stages of creating meaningful metrics to monitor and demonstrate continuous improvement towards achieving this goal. We constantly strive to discover new and innovative ways to positively impact the environment, our employees, customers and stakeholders.

Environmental

For over 25 years, we have helped our customers achieve energy savings with healthy, safe and sustainable solutions that enable them to reduce their carbon footprint and digitize their business. Our LED lighting solutions generally result in a 50% or greater reduction in energy consumption for our customers. The result has been to reduce the need to create new power generation in North America.

At our own facilities, we incorporate energy-saving LED lighting and UVC air movement products to reduce our energy consumption and vastly improve the safety and comfort of our manufacturing and office workspaces. We also generate our own electricity from our onsite wind power tower, coupled with our solar array on our manufacturing facility rooftop providing up to 10% of our required daytime power usage.

Social

We are committed to the social needs of our employees, our stakeholders, the communities in which we operate and our global society. Two of our core values are integrity and respect. We have the courage to do the right thing and we maintain a strict adherence to honesty, ethics and equality. We value our relationships with each other, customers, suppliers and business partners and act in the same way that we want to be treated.

We are committed to maintaining a respectful work environment for our employees, free from discrimination or harassment of any kind. Our clear-cut anti-harassment and discrimination policy and Code of Conduct form the foundation of our culture of respect and dignity. We are also committed to being an equal opportunity employer and are constantly establishing meaningful diversity metrics. We are proud that over 40% of our workforce and 50% of our independent directors are female (this will grow to 60% of independent directors following the election of Ms. Wishart-Smith at the annual meeting).

We engage in our communities by donating lighting products for renovation and new construction, including projects at treasured local institutions, such as zoos, museums and exposition centers, as well as public service entities, such as local fire departments. All of our associates receive one paid day per year to volunteer in our company sponsored events. In addition, we have a community outreach committee that provides support for local causes.

Governance and Board Diversity

Our board of directors adheres to our Corporate Governance Guidelines and Code of Conduct, which are reviewed annually. Our directors represent a wide range of perspectives, experience and knowledge.

Board Diversity Matrix

The table below provides certain self-identified personal characteristics of our current directors in the format required by Nasdaq rules, and each of the categories listed in the table has the meaning as it is used within such rules. Based on the decision of Mr. Altschaefl to retire from our board at the annual meeting and our nomination of Ms. Wishart-Smith to serve on our board, following the annual meeting, it is anticipated that our board will consist of three female and three male directors.

As of June 30, 2023

Total Number of Directors: 6

Part I: Gender Identity	Female	Male	Non- Binary	Did Not Disclose Gender

Directors	2	4	—	—

Part II: Demographic Background

African American or Black	—	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	4	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	—

Shareholder Engagement

We are proud of our frequent and active shareholder engagement. In fiscal 2023, we continued investor outreach by participating in virtual investor conferences and investor meetings and hosting small groups of investors at our headquarters. A summary of recent outreach is listed below:

•	participated in five investor conferences;

•	hosted three investor visits to our facilities; and

•	conducted discussions with more than 60 shareholders (representing over one-third of our shareholder base).

Our team uses a purposeful and deliberate approach to build better lines of communication between investors and management. As we continue our efforts to build and to strengthen our relationships with the investment community, we encourage you to contact us by mail at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Chief Financial Officer or by email at ir@oesx.com. Please also visit investor.oriones.com for a regularly updated list of investor events and presentations.

EXECUTIVE OFFICERS

The following table sets forth information as of June 30, 2023 regarding our current executive officers:

Name	Age	Position

Michael H. Jenkins	54	Chief Executive Officer

J. Per Brodin	61	Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	65	Executive Vice President and President, Orion Services Group

The following biographies describe the business experience of our executive officers. (For a biography of Mr. Jenkins, see “Proposal One: Election of Directors” above.)

J. Per Brodin has served as our executive vice president since October 2020 and our chief financial officer, chief accounting officer and treasurer since November 2020. Prior to his joining our company, Mr. Brodin served as a partner of Hardesty LLC, a national executive services firm, and provided Interim CFO services to Hardesty’s clients. As a partner of Hardesty, he served as the Interim Chief Financial Officer to KKR-owned Fleet Farm, a large general retailer with stores in the Midwest, from March 2020 to August 2020. Prior to joining Hardesty, he served as the Chief Financial Officer of Shopko Stores, a general retailer, from December 2017 until April 2019. Prior to Shopko, he served as the Chief Financial Officer of ATI Physical Therapy from September 2016 until 2017 and prior to ATI, he served as the Chief Financial Officer of Claire’s Stores, Inc., a former NYSE listed global specialty retailer, from February 2008 until August 2016. Mr. Brodin is a Certified Public Accountant.

Scott A. Green has served as our executive vice president since August 2016 and president of Orion Services Group since November 2021. From May 2017 to November 2021, he was our chief operating officer. Mr. Green also previously served as our division president: innovation, project engineering and construction management from July 2015 to August 2016, our division president: Orion Engineered Systems from February 2014 to July 2015 and our division president: Harris Lighting from July 2013 to February 2014. Prior to joining us in connection with our acquisition of Harris Manufacturing, Inc. and Harris LED, LLC in July 2013 (“Harris”), Mr. Green served as the executive vice president of Harris from January 2011 until July 2013 and as chief executive officer of Harris from June 1997 to January 2011. Mr. Green graduated from Central Michigan University with a bachelor of science in business.

Involvement in Certain Legal Proceedings

None of our officers or directors have, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law; nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto or been subject to any of the items set forth under Item 401(f) of Regulation S-K, other than Mr. Brodin who was formerly the Chief Financial Officer at Shopko Stores from December 2017 until April 2019. In January 2019, while acting as its Chief Financial Officer, Shopko Stores filed for voluntary bankruptcy in the State of Nebraska.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to, each of our named executive officers, whom we refer to as our “NEOs,” during our fiscal 2023 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for our fiscal 2023. Our NEOs are identified below in the table titled “Summary Compensation Table for Fiscal 2023.” In this compensation discussion and analysis, we also describe various actions regarding NEO compensation taken before or after our fiscal 2023 when we believe it enhances the understanding of our executive compensation program, including actions taken with respect to the material elements of compensation applicable to our NEOs for our fiscal 2024.

Continuing Evolution of our Executive Compensation to Increase Emphasis on Pay-For-Performance and “At Risk” Incentive Compensation

At our 2021 annual meeting of shareholders, our annual advisory vote on our executive compensation (“say-on-pay” vote) received support from only approximately 48.5% of the votes cast by our shareholders. As a result of this negative shareholder input on our fiscal 2021 executive compensation program, our board of directors and our compensation committee proactively engaged with our shareholders and took swift action to address the shareholder concerns that led to this negative vote, including:

•

We eliminated the “single-trigger” change of control severance provision in our then current chief executive officer’s employment agreement, amending it to create a “double-trigger” change of control severance benefit that would become payable only if there were both a change of control and a qualifying termination.

•	We added three-year financial performance vesting conditions to 25% of our fiscal 2023 annual long-term equity incentive grants for our NEOs.

•

In addition to these changes to our executive compensation practices, we also intentionally allowed our shareholder rights plan to expire in January 2022 and our board appointed an independent board chair effective immediately after our 2022 annual meeting of shareholders.

As a result of implementing these changes based on the input and desires of our then most significant shareholders, 97% of our voting shareholders approved of our fiscal 2022 executive compensation at our 2022 annual meeting of shareholders.

Based on this strong shareholder support of the changes we made to our executive compensation programs, our compensation committee believes that we should continue to evolve our executive compensation elements to further increase our emphasis on incorporating a “pay-for-performance” philosophy into our executive compensation program and by also increasing the relative proportion of our NEOs’ compensation that is placed “at risk”, so as to further align our NEOs’ incentive compensation elements with our shareholders’ economic interests in our Company.

Taking into account our compensation committee’s desire to continue to increase our emphasis on pay-for-performance and at risk incentive compensation, based on the advice and input of our chief executive officer, as well as several outside executive compensation expert reports, surveys and public company peer group comparisons, particularly the comparative executive compensation packages provided by our Company’s closest public company lighting industry peers, LSI Industries, Inc. and Acuity Brands, Inc., our compensation committee adopted the following goals and objectives for the various elements of our executive compensation program in fiscal 2024:

•	Hold our NEO base salaries at their fiscal 2023 levels in fiscal 2024 (other salaried employees received a 3% increase effective April 1, 2023).

•	Retain and attract senior leadership talent.

•	Further align our Company’s executive compensation structure with our shareholders’ economic interests to drive win / win outcomes.

•

Migrate closer to industry and peer company benchmarks in compensation elements that are “at risk” and subject to our Company’s and the NEO’s actual performance (specifically with respect to annual bonuses and long-term equity incentives).

•	Increase the percentage of “at risk” incentive compensation based on our Company’s and our NEOs’ actual performance.

•

Increase the stock ownership of our NEO team in absolute terms and as measured as a multiple of their base salary compared to benchmarks to further align our NEOs economic interests with that of our shareholders.

As a foundation for these fiscal 2024 executive compensation goals and objectives, our compensation committee and chief executive officer relied, in part, upon the 2022 BDO compensation survey for the surveyed group of public companies with revenues of between $100 million – $500 million. The BDO survey showed that average CEO compensation for this group of companies in 2022 was as follows ($000s):

Position	Base Salary	Annual Incentives	Total Cash Compensation	Long-Term Incentives	Total Direct Compensation

CEO	$594	$666	$1,260	$1,705	$2,965

Change over Prior Year	3.7%	—	20.1%	—	15.6%

Our compensation committee and chief executive officer noted that CEOs in this group of companies received 42% of their compensation through salary and annual incentives and 58% through long-term incentives.

Our compensation committee and chief executive officer then compared the relative structure of our Company’s current chief executive officer compensation elements in fiscal 2023 to those of our lighting industry peer group companies, LSI Industries, Inc. and Acuity Brands, Inc., and the BDO survey results, as follows ($000s):

	Orion	LSI	Acuity	BDO $100M-$500M

Base Salary	$425	$614	$1,000	$594

% of Total Compensation	35%	26%	14%	20%

Short Term Bonus	$383	$491	$1,100	$666

% of Total Compensation	32%	21%	18%	22%

Long Term Incentive	$404	$938	$5,700	$1,705

% of Total Compensation	33%	39%	68%	58%

Deferred Compensation	$—	$333	$700	$—

% of Total Compensation	—	14%	10%	—

Totals at Target	$1,211	$2,376	$7,800	$2,965

Our compensation committee and chief executive officer also believed, based on the survey data reviewed, that most companies require a more substantial amount of their company’s shares to be owned by their executive officers compared to our Company’s current executive share ownership guidelines, as reflected below:

CEO Stock Ownership Required

	Orion	Peers

Multiple of CEO Base Salary	<0.5x	5x

Shares (000s)	112	256

Value ($000s)	$224	$3,070

The survey information reviewed by our compensation committee and chief executive officer also reflected that the vast majority of companies use more than one performance measure to determine annual incentive compensation payouts under their annual bonus plan. According to the data reviewed, about 40% use two financial performance measures and about 30% use three measures. The most common measures used included earnings, revenue and non-financial strategic goals. The survey data also reflected threshold payouts at 50% of targeted bonus amounts, with maximum payouts at 150% to 200% of targeted bonuses.

As a result of the foregoing, our compensation committee made the following decisions with respect to our NEOs’ compensation elements for fiscal 2024:

•	No changes were made to base salary for our NEO group in fiscal 2024. The current expectation would be to adjust our NEOs’ base salaries to reflect market comparables in fiscal 2025.

•	Annual bonus target pay-outs were set at 100% of base salary for our chief executive officer and 50% of base salary for the rest of our NEOs.

•	Long-term equity incentive grant changes were made to further align our grants with survey data and peer group practices, including:

•	Increased the relative amount of our NEOs’ total annual long-term equity incentive opportunity.

•	Out of this increased overall annual long-term equity incentive opportunity, increased the performance-based vesting element from 25% of the total annual long-term incentive grant to 50%.

•

As a result, our fiscal 2024 annual long-term equity incentive grants for our chief executive officer were granted 100% of his base salary as performance-based vesting restricted shares (coupled with restricted cash) and 100% of his base salary granted as time-based restricted shares (coupled with restricted cash). Our other NEOs received 75% of their base salary as performance-based vesting restricted shares (coupled with restricted cash) and 75% of their base salary as time-based restricted shares (coupled with restricted cash).

In addition, in order to reduce the substantially increased equity grant share burn rate associated with the increased level of our fiscal 2024 annual long-term equity grants to our NEOs, our compensation committee adopted a policy that all long-term equity incentive grants made to our NEOs or our non-employee directors must be comprised of a combination grant of 60% in restricted shares or performance shares and 40% in restricted cash until our stock price increases to at least $5.00 per share. Additional analysis was undertaken by our compensation committee to coordinate our new burn rate with the proposed amount of shares to be added to the 2016 Omnibus Plan at the Company’s 2023 annual meeting of shareholders so that we would be able to cover about three fiscal years of currently anticipated annual long-term equity awards.

Since, our 2016 Omnibus Plan does not currently have reserved and available for grant a sufficient number of shares of the Company’s common stock to support the level of fiscal 2024 awards to our NEOs, the fiscal 2024 awards to our NEOs were conditioned and contingent upon our Company’s shareholders approving an amendment to the 2016 Omnibus Plan at our Company’s 2023 annual meeting of shareholders that sufficiently increases the number of shares of the Company’s common stock reserved and available for grant under the Plan to support such awards (“Share Increase Plan Amendment”).

Overview of Our Executive Compensation Philosophy and Design

General

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•

to motivate and reward our executive officers to achieve strong financial performance, particularly increased revenue, adjusted EBITDA, profitability, free cash flow, cost containment and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs’ for achieving our financial performance goals, creating value for our shareholders, and for their extraordinary effort and dedication to our company. Over the recent past, we have implemented annual and long-term executive incentive compensation plans that have focused on achieving increased revenue, net income and/or adjusted EBITDA (defined as our earnings before interest, tax, depreciation and amortization, and adjusted for equity compensation charges), along with long-term shareholder value enhancements.

Fiscal 2023 Compensation Decisions

In late fiscal 2022, after consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, the following key elements of our fiscal 2023 executive compensation program:

•

Kept the fiscal 2023 base salary for Mr. Altschaefl (our then current CEO) unchanged from fiscal 2022 at $500,000. We increased the fiscal 2023 base salaries of each of Messrs. Brodin, Green and Jenkins by approximately 4% to $380,000. Our compensation committee believed that such modest salary increases were warranted as a result of market conditions, to keep pace with inflation and to maintain consistency with our closest publicly-traded peer company, LSI Industries, Inc.

•

Authorized a fiscal 2023 annual executive cash bonus program focused on our goal of achieving our budgeted level of EBITDA. Our fiscal 2023 annual executive cash bonus program provided that, if we had achieved a threshold level of EBITDA of $6 million in fiscal 2023, Messrs. Altschaefl, Brodin, Green and Jenkins would have received threshold annual bonus payments of 50%, 25%, 25% and 25%, respectively, of their fiscal 2023 base salaries. If we had achieved a target level of EBITDA of $8 million in fiscal 2023, then Messrs. Altschaefl, Brodin, Green and Jenkins would have received their target annual bonus payments of 90%, 45%, 45% and 45%, respectively, of their fiscal 2023 base salaries. Finally, if we had achieved a maximum level of EBITDA of $10 million or more in fiscal 2023, then Messrs. Altschaefl, Brodin, Green and Jenkins would have received maximum annual bonus payments of 150%, 75%, 75% and 75%, respectively, of their fiscal 2023 base salaries. Bonuses would have been interpolated for EBITDA between the threshold and maximum amounts. We did not achieve our threshold level of EBITDA in fiscal 2023, so no bonuses were paid to our NEOs pursuant to our fiscal 2023 annual executive cash bonus program.

•

Authorized a special bonus for fiscal 2023 based on our achievement of predetermined revenue targets. If our fiscal 2023 revenue would have been between $145 million and $150 million, Mr. Altschaefl would have received a bonus of $75,000 and Messrs. Brodin, Green and Jenkins would have received bonuses of $35,000 each. If our fiscal 2023 revenue would have been equal or greater than $150 million, then, rather than the bonuses in the preceding sentence, Mr. Altschaefl would have received a bonus of $100,000 and Messrs. Brodin, Green and Jenkins would have each received bonuses of $50,000. Since our fiscal 2023 revenue did not exceed $145 million, no special bonuses were paid pursuant to this authorized special bonus program.

•

Allowed for the creation of up to a maximum $100,000 discretionary financial performance bonus pool for our NEOs (other than our chief executive officer) contingent on our achieving at least $8 million in target EBITDA in fiscal 2023. Additionally, if we had achieved in excess of $150 million of revenue in fiscal 2023, then an additional maximum $100,000 discretionary bonus pool would have been made available for our NEOs (other than our chief executive officer). If and to the extent these goals were achieved, the resultant bonus pools would have been allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer. We believed that these additional bonus opportunities further evidenced our commitment to “pay for performance”.    Since we did not achieve either financial performance metric in fiscal 2023, no discretionary bonus pools were established under these programs

•

Added performance conditions to 25% of our fiscal 2023 annual long-term incentive grants for our NEOs; prior to fiscal 2023, none of our long-term incentive grants contained any performance conditions. As a result, our fiscal 2023 annual long-term equity incentive awards to our NEOs were awarded 25% in the form of performance-vesting restricted stock and 75% in the form of time-vesting restricted stock (or a combination of restricted stock and restricted cash). The performance-vesting restricted stock will vest to the relative extent we achieve between 25-40% revenue growth in our fiscal 2025 revenue compared to our revenue in fiscal 2022. Our compensation committee allowed each of our NEOs the alternative of accepting the time-vesting portion of their fiscal 2023 long-term equity-based incentive grants either in the form of (a) 100% three-year pro rata vesting restricted stock or (b) a combined grant, with 60% of the dollar value of the award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. Three of our NEOs chose to accept the time-vesting portion of their fiscal 2023 annual long-term incentive awards in 100% three-year pro rata vesting restricted stock. One of our NEOs chose the combined grant of 60% three-year pro rata vesting restricted stock and 40% restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards.

•

Increased the relative percentages of base salary represented by the target grant date value of our fiscal 2023 annual long-term equity incentive awards by approximately 12% for Mr. Altschaefl and 16% for Messrs. Brodin and Green. We set Mr. Jenkins’s target long-term award at the same level as Messrs. Brodin and Green. As a result, the target grant date value of our fiscal 2023 annual long-term equity incentive awards for each of our NEOs was 95% of their respective fiscal 2023 base salaries.

Changes to Fiscal 2023 NEO Compensation upon Retirement of Existing CEO and Appointment of New CEO

In conjunction with Mr. Altschaefl’s November 10, 2022 retirement as our chief executive officer, we promoted Mr. Jenkins to become our new chief executive officer. He previously served as our chief operating officer and executive vice president.

In connection with Mr. Jenkins’ promotion to our new chief executive officer, we entered into an Amended Executive Employment and Severance Agreement with Mr. Jenkins, pursuant to which he was provided with the following new compensation arrangements: (i) an annual base salary of $425,000 and (ii) a pre-change of control severance multiplier of 1.5x and a post-change of control severance multiplier of 2.0. Additionally, he received (a) a new grant of restricted stock with a value of $42,750 (which increased his total fiscal 2023 target long-term incentive award value to $403,750 from $361,000, or 95% of his new base salary), 75% of which will vest annually pro-rata over a three-year period and 25% of which will be subject to performance-vesting based on the relative achievement of our 40% revenue growth target in fiscal 2025 compared to our revenue in fiscal 2022; (b) a one-time promotion grant of 25,000 shares of restricted stock vesting pro rata annually over a three-year period; (c) a special fiscal 2023 bonus of either $75,000 or $100,000 if our revenue for fiscal 2023 met certain targets; and (d) an increase in his target fiscal 2023 annual bonus eligibility potential to 90% of his actual base salary paid in fiscal 2023 from 60%. We did not achieve any bonus payment performance thresholds in fiscal 2023, so no performance bonuses were paid to Mr. Jenkins for fiscal 2023.

In conjunction with his retirement, we entered into a Voluntary Retirement and Consulting Agreement with Mr. Altschaefl (the “Retirement Agreement”). Pursuant to the Retirement Agreement, in addition to the continuation of certain health insurance benefits through age 65 for both Mr. Altschaefl and his wife, (i) we paid Mr. Altschaefl his current base salary and other accrued benefits owed to him through the Retirement Date; (ii) Mr. Altschaefl was entitled to receive a pro-rata fiscal 2023 annual and special bonus to the extent earned by and paid to our other senior executive officers (no performance bonuses were paid to our NEOs in fiscal 2023); and (iii) all of Mr. Altschaefl’s current (A) unvested restricted stock (and any related restricted cash awards) became fully vested on the Retirement Date, (B) unvested performance share awards became fully vested on the Retirement Date (with performance share awards deemed fully vested at their “target” level of 66%) and (C) existing stock options that had vested as of the Retirement Date may be exercised by Mr. Altschaefl pursuant to the terms of the individual option award grants. Mr. Altschaefl has been entitled to receive non-employee director compensation for continuing to serve on our board of directors after the Retirement Date. All of Mr. Altschaefl’s unvested restricted stock and restricted cash awards earned after the Retirement Date as a non-employee member of our board of directors (including his deferred fiscal 2024 grant) will become fully vested upon his retirement from our board of directors. In connection with Mr. Altschaefl’s retirement and planned transition to a consulting role after he retires from our board of directors, we will pay Mr. Altschaefl $300 per hour for any provided consulting services starting after the date Mr. Altschaefl is no longer a member of our board of directors until December 31, 2023. Under the Retirement Agreement, Mr. Altschaefl agreed to a general release of any claims in favor of us and reaffirmed his existing confidentiality, noncompetition and non-solicitation obligations. He also agreed to certain so-called “standstill” restrictions during his consulting period and for two years thereafter.

Fiscal 2024 Compensation Decisions

In late fiscal 2023, after consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, the following key attributes for our fiscal 2024 executive compensation program:

•

Maintained the fiscal 2024 base salaries of each of our NEOs at $425,000 and $380,000 for Mr. Jenkins and each of Messrs. Brodin and Green, respectively. These were the same levels of base salary as paid in fiscal 2023.

•

Authorized a fiscal 2024 annual executive cash bonus program focused on our goal of achieving our budgeted fiscal 2024 target levels of $3.1 million of adjusted EBITDA (after taking into account any NEO bonuses), $114 million of revenue and combined $31.5 million of revenue from our Orion Maintenance Division and our new Orion Electric Vehicle Division. Our compensation committee also determined to continue our practice that we started in fiscal 2023 of providing for a tiered annual bonus program as a better corporate governance and executive compensation practice that reduces compensation-related risk compared to our prior “all-or-nothing” approach.

The following chart sets forth our NEOs’ fiscal 2024 executive bonus plan performance targets and related payouts, with the performance targets based on our Company’s board-approved fiscal 2024 budget:

Fiscal 2024 Annual Executive Bonus Program ($000s)

				All Targets = FY24 Budget
1 Orion Adj. EBITDA 50%*		Threshold=$1.5 Million		Target=$3.1 Million		Max=$4.5 Million
	Base	%Payout	Payout	%Payout	Payout	%Payout	Payout

CEO	425	50%	$106.3	100%	$212.5	150%	$318.8

CFO	380	25%	$47.5	50%	$95.0	75%	$142.5

Pres.OSG	380	25%	$47.5	50%	95.0	75%	$142.5

2 Orion Revenue 30%		Threshold=$105 Million		Target=$114 Million		Max=$120 Million
	Base	%Payout	Payout	%Payout	Payout	%Payout	Payout

CEO	425	50%	$63.8	100%	$127.5	150%	$191.3

CFO	380	25%	$28.5	50%	$57.0	75%	$85.5

Pres.OSG	380	25%	$28.5	50%	$57.0	75%	$85.5

3 Strategic: EV/OMS Revenue 20%**		Threshold=$27 Million		Target=$31.5 Million		Max=$36 Million
	Base	%Payout	Payout	%Payout	Payout	%Payout	Payout

CEO	425	50%	$42.5	100%	$85.0	150%	$127.5

CFO	380	25%	$19.0	50%	$38.0	75%	$57.0

Pres.OSG	380	25%	$19.0	50%	$38.0	75%	$57.0

*	Adjusted EBITDA to be measured after taking into account any NEO bonuses.

**

Reflects EV Division $12.5 million budgeted revenue target in fiscal 2024 combined with OSG Division $19 million budgeted revenue target in fiscal 2024, provided that this element of the fiscal 2024 executive bonus plan will only be paid out if and to the extent so determined by the Compensation Committee after taking into account our Company’s relative profitability.

The financial goals described above are not a prediction of how we will perform during fiscal 2024. The purpose of the goals is to provide appropriate financial metrics to determine amounts of potential incentive compensation under our fiscal 2024 executive bonus program. The goals are not intended to serve, and should not be relied upon, as guidance or any other indication of our expected future performance.

•

Our compensation committee determined to increase the relative amount of our NEOs’ total long-term equity awards and, as a result of this increase, to increase the performance vesting proportion of our NED fiscal 2024 annual long-term equity incentive grant from 25% to 50% of their total grant. As a result, our chief executive officer received a fiscal 2024 long-term equity incentive grant of 100% of his base salary as performance-based vesting restricted shares (coupled with restricted cash) and 100% of his base salary as time-based restricted shares (coupled with restricted cash). Our other NEOs received a fiscal 2024 annual long term equity incentive grant of 75% of his base salary as performance-based vesting restricted shares (coupled with restricted cash) and 75% of his base salary as time-based restricted shares (coupled with restricted cash). In order to reduce the equity burn rate of these grants, our compensation committee adopted a policy that, until our stock price increases to at least $5.00 per share, our NEOs’ annual long-term equity-based incentive grants must be in the form of a combined grant, with 60% of the dollar value of the award in the form of restricted stock or performance shares and 40% of the dollar value of the award in the form of restricted cash payable in proportion if and to the extent the tandem restricted stock or performance shares vest.

The chart below reflects the fiscal 2023 to fiscal 2024 executive compensation comparison for our NEOs:

	Base Salary	Annual Bonus@ Target	LTI @ Target		Total
FY23 ($000s)			PSA	RSA

CEO	$425	$383	$101	$303	$1,211

% Total	35%	32%	8%	25%	100%

CFO	$380	$171	$90	$271	$912

% Total	42%	19%	10%	30%	100%

President OSG	$380	$171	$90	$271	$912

% Total	42%	19%	10%	30%	100%

	Base Salary	Annual Bonus@ Target	LTI @ Target		Total
FY24 ($000s)			PSA	RSA

CEO	$425	$425	$425	$425	$1,700

% Total	25%	25%	25%	25%	100%

CFO	$380	$190	$285	$285	$1,140

% Total	33%	17%	25%	25%	100%

President OSG	$380	$190	$285	$285	$1,140

% Total	33%	17%	25%	25%	100%

Our compensation committee reserved the right and discretion to make exceptions or additions to our executive compensation programs, including as any such exception or addition may apply to the determination of any and/or all of the relative base salaries, annual bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases, other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus programs for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Setting Executive Compensation

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program. Currently, our compensation committee consists of Ms. Washlow (Chair), Mr. Otten and Ms. Richstone. Each member of our compensation committee is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing our company’s response to the outcome of the advisory votes of shareholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. In consultation with the chair of our compensation committee, our chief executive officer makes recommendations to our compensation committee regarding the compensation of other executive officers and attends meetings of our compensation committee at which our compensation committee considers the compensation of other executives. Our compensation committee considers these recommendations, but has the final discretionary responsibility for determining the compensation of all of our executive officers.

As described above under the heading “Continuing Evolution of our Executive Compensation to Increase Emphasis on Pay-For-Performance and ‘At Risk’ Compensation,” our compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our 2021 annual meeting of shareholders and made responsive changes to our executive compensation program that resulted in our receiving a 97% shareholder say-on-pay vote approval at our 2022 annual meeting of shareholders.

Internal and External Reports

In general, our compensation committee has determined to save our Company the cost of engaging an independent compensation consultant, unless factors or circumstances change significantly. In connection with setting executive compensation levels for fiscal 2024, our compensation committee reviewed the following external reports and surveys: (i) 2022 Top 250 Annual Incentive Plan Report by FW Cook; (ii) 2022 Use of Environmental, Social, and Governance Measures in Incentive Plans by FW Cook; (iii) The BDO 600, 2022 Study of CEO and CFO Compensation Practices of 600 Mid-Market Public Companies by BDO; (iv) The Clear Bridge Report for Mid-Cap Companies — Executive Compensation Policies — A Decade in Review by Clear Bridge Compensation Group; (v) The Clear Bridge 200 Report — Annual Incentive Plan Practices and Trends by Clear Bridge Compensation Group; and (vi) Compensation Trends and Developments Survey Results by Meridian Compensation Partners, LLC. In setting executive compensation for fiscal years 2023 and 2024, our compensation committee also took into account the executive compensation paid by our Company’s two closest lighting industry peers, LSI Industries, Inc. and Acuity Brands, Inc., as well as its own internal reports on recent trends in executive compensation at public companies, including pay-for-performance, say-on-pay, merit increases, annual incentives, long-term incentives and perquisites.

To assure independence, in the event it engages a compensation consultant, our compensation committee has a policy of pre-approving all work unrelated to executive compensation proposed to be provided by such compensation consultant. Our compensation committee also would consider all factors relevant to the consultant’s independence from management, including but not limited to the following factors:

•	The provision of other services that the consultant provides to us;

•	The amount of fees received from us as a percentage of the consultant’s total revenue;

•	The consultant’s policies and procedures designed to prevent conflicts of interest;

•	Business or personal relationships of the consultant with our compensation committee members;

•	The amount of our stock owned by the consultant; and

•	Business or personal relationships of the consultant with our executive officers.

Our compensation committee assessed the independence of our principal outside legal counsel, with whom the committee consults from time to time on executive compensation matters. Using the factors set forth above, our compensation committee determined that our principal outside legal counsel was independent and that there were no conflicts of interest with respect to its work for the committee.

Elements of Executive Compensation

Our current executive compensation program for our NEOs consists of the following elements:

•	Base salary;

•	Short-term annual cash incentive bonus compensation;

•	Long-term equity-based incentive compensation (both time vesting and performance vesting); and

•	Retirement and other benefits.

Base Salary — Fiscal 2023

We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year.

The compensation committee approved a starting base salary for Mr. Jenkins of $365,000 when he joined our company as our executive vice president and chief operating officer on November 11, 2021 based on arm’s length negotiations and internal pay equity considerations.

In late fiscal 2022, in consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, increases to the fiscal 2023 base salaries of each of our NEOs, other than our chief executive officer. Based on the highly competitive labor market, increasing inflationary trends and executive compensation survey data, our chief executive officer recommended, and the compensation committee approved, an approximate 4% increase to the base salaries of each of our NEOs other than the chief executive officer, from $365,000 to $380,000 for fiscal 2023. Our compensation committee did not increase the base salary of our chief executive officer for fiscal 2023. On November 10, 2022, Mr. Altschaefl retired as our chief executive officer and Mr. Jenkins became our new chief executive officer. Upon such promotion, Mr. Jenkins’ base salary was increased from $380,000 to $425,000.

The fiscal 2023 base salaries for our NEOs compared to their fiscal 2022 base salaries were as follows:

Name and Position	Fiscal 2022 Base Salary	Fiscal 2023 Base Salary

Michael W. Altschaefl*	$500,000	$500,000
Chief Executive Officer

J. Per Brodin	$365,000	$380,000

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$365,000	$380,000
Executive Vice President and President of Orion Services Group

Michael H. Jenkins*	$365,000	$380,000

Executive Vice President and Chief Operating Officer

*

On November 10, 2022, Mr. Altschaefl retired as our chief executive officer and Mr. Jenkins became our new chief executive officer. Upon such promotion, Mr. Jenkins’ base salary was increased from $380,000 to $425,000.

Incentive Compensation — Fiscal 2023

For fiscal 2023, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, an incentive compensation program for our NEOs that consisted of (i) annual incentive cash bonus opportunities and (ii) long-term equity-based incentive compensation, consisting of awards of three-year pro rata vesting restricted stock grants and three-year performance vesting restricted stock grants. These annual cash bonus opportunities and the long-term incentive compensation for fiscal 2023 for our NEOs are discussed in detail below.

Annual Incentive Cash Bonus Opportunities for Fiscal 2023

Our compensation committee authorized a fiscal 2023 annual executive cash bonus program focused on our goal of achieving our budgeted level of EBITDA. Our fiscal 2023 annual executive cash bonus program initially provided that, if we had achieved threshold EBITDA of $6 million in fiscal 2023, Messrs. Altschaefl, Brodin, Green and Jenkins would have received threshold annual bonus payments of 50%, 25%, 25% and 25%, respectively, of their fiscal 2023 base salaries. If we had achieved our target level of EBITDA of $8 million in fiscal 2023, then Messrs. Altschaefl, Brodin, Green and Jenkins would have received their target annual bonus payments of 90%, 45%, 45% and 45%, respectively, of their fiscal 2023 base salaries. Finally, if we had achieved a maximum level of EBITDA of $10 million or more in fiscal 2023, then Messrs. Altschaefl, Brodin, Green and Jenkins would have received maximum annual bonus payments of 150%, 75%, 75% and 75%, respectively, of their fiscal 2023 base salaries. Bonuses would have been interpolated for EBITDA between the threshold and maximum amounts. We did not achieve our minimum threshold EBITDA goal for fiscal 2023, so no bonuses were paid to our NEOs under our fiscal 2023 annual executive cash bonus program.

Our compensation committee also authorized a special bonus for fiscal 2023 based on our achievement of predetermined revenue targets. If our fiscal 2023 revenue would have been between $145 million and $150 million, Mr. Altschaefl would have received a bonus of $75,000 and Messrs. Brodin, Green and Jenkins would have received bonuses of $35,000 each. If our fiscal 2023 revenue would have been equal or greater than $150 million, then, rather than the bonuses in the preceding sentence, Mr. Altschaefl would have received a bonus of $100,000 and Messrs. Brodin, Green and Jenkins would have received bonuses of $50,000 each. Since our fiscal 2023 revenue was less than $145 million, no special bonuses were paid under this program.

For fiscal 2023, our compensation committee also created a $100,000 discretionary financial performance bonus pool for our NEOs contingent on our achieving at least $10 million in EBITDA in fiscal 2022. Additionally, if we had achieved in excess of $150 million in revenue in fiscal 2023, then an additional $100,000 discretionary bonus pool would have been made available to our NEOs. If and to the extent these goals would have been achieved, the resultant bonus pool would have been allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer. Since we did not achieve either our EBITDA or revenue performance goals for fiscal 2023, no bonus pools were created under these programs.

In connection with Mr. Jenkins, promotion to become our new chief executive officer, he received (a) a special fiscal 2023 bonus of either $75,000 or $100,000 if our revenue for fiscal 2023 met certain targets and (b) an increase in his target fiscal 2023 annual bonus eligibility potential to 90% of his actual base salary paid in fiscal 2023 from 60%. We did not achieve any bonus payment performance thresholds in fiscal 2023, so no performance bonuses were paid to Mr. Jenkins for fiscal 2023.

While our compensation committee had the discretion to adjust the achievement of the financial goals under the fiscal 2023 cash bonus program for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses, it did not exercise any such discretion.

Long-Term Equity-Based Incentive Compensation for Fiscal 2023

As described above, we added performance conditions to a portion of our annual long-term incentive grants for fiscal 2023 for our NEOs.

We granted long-term equity incentive awards to our NEOs for fiscal 2023 25% in the form of performance-vesting restricted stock and 75% in the form of time-vesting restricted stock (or a combination of a restricted stock and restricted cash). The performance-vesting restricted stock vests to the relative extent we achieve between 25%–40% revenue growth in fiscal 2025 compared to our revenue in fiscal 2022. Our compensation committee allowed each of our NEOs the alternative of accepting the time-vesting portion of their fiscal 2023 long-term equity-based incentive grants either in the form of (a) 100% three-year pro rata vesting restricted stock or (b) a combined grant, with 60% of the dollar value of the award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. Three of our NEOs chose to accept the time-vesting portion of their fiscal 2023 annual long-term incentive awards in 100% three-year pro rata vesting restricted stock. One of our NEOs chose the combined grant of 60% three-year pro rata vesting restricted stock and 40% restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards.

To reflect more of an emphasis on rewarding enhanced financial performance over a longer-term period, we also increased the relative percentages of base salary represented by the target grant date value of our fiscal 2023 annual long-term equity incentive awards by approximately 12% for Mr. Altschaefl and 16% for Messrs. Brodin and Green. We initially set Mr. Jenkins’s target annual long-term equity incentive award at the same level as Messrs. Brodin and Green. As a result, the relative percentages of base salary represented by the target grant date value of our fiscal 2023 annual long-term equity incentive awards for Messrs. Altschaefl, Brodin, Green and Jenkins were 95% of their respective base salaries.

In connection with Mr. Jenkins’ promotion to become our new chief executive officer, he received (a) a new grant of restricted stock with a value of $42,750 (which increased his total fiscal 2023 target long-term incentive award value to $403,750 from $361,000, or 95% of his new base salary), 75% of which will vest annually pro-rata over a three-year period and 25% of which will be subject to performance-vesting based on the relative achievement of our 40% revenue growth target in fiscal 2025 compared to our revenue in fiscal 2022 and (b) a one-time promotion grant of 25,000 shares of restricted stock vesting pro rata annually over a three-year period.

The target grant date fair values and number of shares (or dollar amounts for time-vesting restricted cash) for our long-term equity incentive awards to our NEOs for fiscal 2023 (with the dollar values of performance-vesting and time-vesting restricted stock converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on the award effective grant date of June 10, 2022) were as follows:

Name and Grant Date Position	Target Grant Date Fair Value of Long- Term Grant ($)	Performance- Vesting Restricted Stock (#)	Time- Vesting Restricted Stock (#)	Time- Vesting Restricted Cash ($)

Michael W. Altschaefl*	$475,000	54,472	163,417	—
Chief Executive Officer

J. Per Brodin	$361,000	41,399	74,518	$108,300

Chief Financial Officer and Executive Vice President

Scott A. Green	$361,000	41,399	124,197	—
Executive Vice President and President of Orion Services Group

Michael H. Jenkins*	$361,000	41,399	124,197	—

Executive Vice President and Chief Operating Officer

*

On November 10, 2022, Mr. Altschaefl retired as our chief executive officer and Mr. Jenkins became our new chief executive officer. Upon such promotion, Mr. Jenkins received (a) a new grant of restricted stock with a value of $42,750 (which increased his total fiscal 2023 target long-term incentive award value to $403,750 from $361,000, or 95% of his new base salary), 75% of which will vest annually pro-rata over a three-year period and 25% of which will be subject to performance-vesting based on the relative achievement of our fiscal 2025 40% revenue growth target over our fiscal 2022 revenue and (b) a one-time promotion grant of 25,000 shares of restricted stock vesting pro rata annually over a three-year period. In connection with Mr. Altschaefl’s retirement, all of Mr. Altschaefl’s then current (i) unvested restricted stock (and any related restricted cash awards) became fully vested on the Retirement Date; (ii) unvested performance share awards became fully vested on the Retirement Date (with performance share awards deemed fully vested at their “target” level of 66%); and (iii) existing stock options that had vested as of the Retirement Date may be exercised by Mr. Altschaefl pursuant to the terms of the individual option award grants.

Base Salary — Fiscal 2024

In late fiscal 2023, in consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, holding the fiscal 2024 base salaries of each of our NEOs at their fiscal 2023 levels; however, the compensation committee determined it would likely reset our NEOs’ base salaries in fiscal 2025 to be more in accordance with market comparables.

The fiscal 2024 base salaries for our continuing NEOs compared to their fiscal 2023 base salaries are as follows:

Name and Current Position	Fiscal 2023 Base Salary	Fiscal 2024 Base Salary

Michael H. Jenkins*	$380,000	$425,000
Chief Executive Officer

J. Per Brodin	$380,000	$380,000

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$380,000	$380,000
Executive Vice President and President of Orion Services Group

Total	$1,140,000	$1,185,000

*	Mr. Jenkins was promoted to become our chief executive officer on November 10, 2022 and, upon such promotion, his base salary was increased from $380,000 to $425,000.

Incentive Compensation — Fiscal 2024

For fiscal 2024, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, an incentive compensation program for our NEOs that consisted of (i) annual incentive cash bonus opportunities and (ii) long-term equity-based incentive compensation, consisting of awards of three-year pro rata time vesting restricted stock grants (coupled with restricted cash) and three-year performance vesting restricted stock grants (coupled with restricted cash). These annual cash bonus opportunities and the long-term equity-based incentive compensation for fiscal 2024 for our NEOs are discussed in detail below.

Annual Incentive Cash Bonus Opportunities for Fiscal 2024

Our compensation committee determined that our fiscal 2024 annual incentive cash bonus program should establish target bonus opportunities equal to 100% of base salary for our chief executive officer and 50% for our other NEOs. We also decided to use three fiscal 2024 financial performance measures to determine the level of potential bonus payouts under our fiscal 2024 executive bonus plan, with 50% of the payout based on our relative achievement of our fiscal 2024 budgeted adjusted EBITDA target of $3.1 million, 30% of the payout based on our relative achievement of our fiscal 2024 budgeted revenue target of $114 million and 20% of the payout based on our relative achievement of our fiscal 2024 budgeted combined EV Division/OMS Division revenue target of $31.5 million. All targeted amounts were based on our board-approved fiscal 2024 budget and adjusted EBITDA must take into account any NEO bonuses. Additionally, the EV Division/OMS Division revenue target element of the fiscal 2024 executive bonus plan will only be paid out if and to the extent so determined by the Compensation Committee after taking into account our Company’s relative profitability.

The compensation committee established the target bonus levels for each of our NEOs as follows for fiscal 2024:

Name and Current Position	Fiscal 2024 Target Bonus	Percentage of Fiscal 2024 Base Salary

Michael H. Jenkins	$425,000	100%
Chief Executive Officer

J. Per Brodin	$190,000	50%

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$190,000	50%
Executive Vice President and President of Orion Services Group

The following chart sets forth our NEO’s fiscal 2024 executive bonus plan performance targets and related payouts, with the performance targets based on our Company’s board-approved fiscal 2024 budget:

Fiscal 2024 Annual Executive Bonus Program ($000s)

				All Targets = FY24 Budget
1 Orion Adj. EBITDA 50%*		Threshold=$1.5 Million		Target=$3.1 Million		Max=$4.5 Million
	Base	%Payout	Payout	%Payout	Payout	%Payout	Payout

CEO	425	50%	$106.3	100%	$212.5	150%	$318.8

CFO	380	25%	$47.5	50%	$95.0	75%	$142.5

Pres.OSG	380	25%	$47.5	50%	95.0	75%	$142.5

2 Orion Revenue 30%		Threshold=$105 Million		Target=$114 Million		Max=$120 Million
	Base	%Payout	Payout	%Payout	Payout	%Payout	Payout

CEO	425	50%	$63.8	100%	$127.5	150%	$191.3

CFO	380	25%	$28.5	50%	$57.0	75%	$85.5

Pres.OSG	380	25%	$28.5	50%	$57.0	75%	$85.5

3 Strategic: EV/OMS Revenue 20%**		Threshold=$27 Million		Target=$31.5 Million		Max=$36 Million
	Base	%Payout	Payout	%Payout	Payout	%Payout	Payout

CEO	425	50%	$42.5	100%	$85.0	150%	$127.5

CFO	380	25%	$19.0	50%	$38.0	75%	$57.0

Pres.OSG	380	25%	$19.0	50%	$38.0	75%	$57.0

*	Adjusted EBITDA to be measured after taking into account any NEO bonuses.
**

Reflects EV Division $12.5 million budgeted revenue target in fiscal 2024 combined with our Maintenance Division $19 million budgeted revenue target in fiscal 2024, provided that this element of the fiscal 2024 executive bonus plan will only be paid out if and to the extent so determined by the Compensation Committee after taking into account our Company’s relative profitability.

The financial goals described above are not a prediction of how we will perform during our fiscal 2024. The purpose of the goals is to provide appropriate financial metrics to determine amounts of potential incentive compensation under our fiscal 2024 executive bonus program. The goals are not intended to serve, and should not be relied upon, as guidance or any other indication of our expected future performance.

Long-Term Equity-Based Incentive Compensation for Fiscal 2024

Our chief executive officer recommended, and our compensation committee approved, that the total dollar amount of our NEO fiscal 2024 annual long-term incentive grants be increased on a percentage-of-salary basis to 200% for our chief executive officer and to 150% for our other NEOs. As a result, each NEO was granted fiscal 2024 annual long-term incentive grants (at target level) valued at $850,000, $570,000 and $570,000 for each of Messrs. Jenkins, Brodin and Green, respectively. One half of the dollar value of such awards were granted in the form of a time-vesting award of restricted stock and restricted cash that vests on a pro-rata basis over a three-year employment period after their effective grant date and one-half of the dollar value such awards were granted in the form of performance vesting shares and restricted cash based on our relative achievement of between a 25% to 50% revenue growth target for fiscal 2026 compared to our fiscal 2023 revenue.

In order to reduce the burn-rate of our long-term incentive annual grants, our compensation committee adopted a policy that requires that, until our stock price increases to the level of at least $5.00 per share, all long-term equity incentive awards to our NEOs and our non-employee directors will be evidenced in the form of 60% of the dollar value of each award in restricted stock or performance shares and 40% of the dollar value of the award in the form of restricted cash payable upon and in proportion to the vesting of the tandem stock award.

Since, our 2016 Omnibus Plan does not currently have reserved and available for grant a sufficient number of shares of our Common Stock to support the level of our fiscal 2024 NEO awards, the awards were conditioned and contingent upon our shareholders approving the Share Increase Plan Amendment at our 2023 annual meeting of shareholders and with an effective date of grant three business days thereafter.

The restricted stock and restricted cash awards (with the dollar values of the restricted stock portion of the award to be converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on the third business day after our 2023 annual meeting of shareholders) resulted in grants as follows to our NEOs:

Name and Current Position	Value of Time- Vesting Long-Term Grant ($)	Restricted Stock 60% ($)	Restricted Cash 40% ($)

Michael H. Jenkins	$425,000	$255,000	$170,000
Chief Executive Officer

J. Per Brodin	$285,000	$171,000	$114,000

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$285,000	$171,000	$114,000
Executive Vice President and President of Orion Services Group

The performance share and restricted cash awards (with the dollar values of the restricted stock portion of the award to be converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on the third business day after our 2023 annual meeting of shareholders) resulted in grants as follows to our NEOs:

Name and Current Position	Value of Performance- Vesting Long-Term Grant ($) at Target	Performance- Vesting Restricted Stock 60% ($) at Target	Performance- Vesting Restricted Cash 40% ($) at Target	Value of Performance- Vesting Long-Term Grant ($) at Max	Performance- Vesting Restricted Stock 60% ($) at Max	Performance- Vesting Restricted Cash 40% ($) at Max

Michael H. Jenkins	$425,000	$255,000	$170,000	$637,500	$382,500	$255,000
Chief Executive Officer

J. Per Brodin	$285,000	171,000	$114,000	$427,500	$256,500	$171,000
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$285,000	$171,000	$114,000	$427,500	$256,500	$171,000
Executive Vice President and President of Orion Services Group

Retirement and Other Benefits

Welfare and Retirement Benefits. As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. We also sponsor an employee stock purchase plan under which our employees may purchase shares of our Common Stock. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 25% of the first $5,000 of an employee’s contributions (i.e., capped at $1,250). Our NEOs participate in the broad-based welfare plans, our employee stock purchase plan and the 401(k) Plan on the same basis as our other employees. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable us to attract and retain employees for key positions. We provide each of our NEOs with a car allowance of $1,000 per month and reimburse them for tax planning and tax preparation services.

Severance and Change of Control Arrangements

We provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our company. However, our NEOs will only receive the enhanced severance benefits following a change in control if their employment terminates without cause or for good reason. We describe this type of severance arrangement as being subject to a “double trigger.”

All payments, including any severance payments, to be made to our NEOs in connection with a change of control under their employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such severance payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under their employment agreements and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes (a so-called “valley provision”).

Our 2004 Stock and Incentive Awards Plan and 2016 Plan also provide potential protections to our NEOs in the event of certain changes of control. Under these plans, our NEOs’ stock options and restricted stock and performance shares that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control. In addition, our restricted stock and performance share award agreements under the 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock and performance share upon a change of control. Any acceleration of unvested performance shares will be accelerated at their “target level”. Moreover, our employment agreements with our NEOs provide that any unvested equity awards held by our NEOs will be automatically accelerated upon a qualifying termination prior to a change of control, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination.

We selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our company without undue concern over the impact on their employment or financial security of a change of control of our company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreements with respect to confidentiality, intellectual property rights waiver, non-solicitation and non-competition. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Other Policies

Policies On Timing of Equity Awards. Our compensation committee and board of directors have adopted a general policy on the timing of equity awards under which our compensation committee generally will make annual equity awards beginning effective as of the date three business days after our next quarterly (or fiscal year-end) earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant equity-based awards shortly following our earnings releases so that the equity-based awards are granted (and valued) at a point in time when the most important information about our company then known to management and our board is likely to have been disseminated in the market.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant certain equity-based awards under our 2016 Plan. Our chief executive officer may grant awards covering up to a total of 100,000 shares of our Common Stock per fiscal year (beginning in fiscal 2024) to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. Shares subject to awards granted under this delegated authority which are subsequently cancelled or forfeited may be added back to the delegated share authority grant amount for that fiscal year. Under this delegation of authority, any equity-based awards granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.

Our equity incentive plans do not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.

Executive Officer Stock Ownership Guidelines. One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our shareholders. We believe that ensuring that our executive officers are also significant shareholders and have a significant financial interest in our company is an effective means to accomplish this objective.

The number of shares required to be held by our executive officers as of the Record Date is as follows:

Position	Required Number Of Shares	Shares Beneficially Owned

Michael H. Jenkins (Chief Executive Officer)	112,154	73,970

J. Per Brodin (Executive Vice President and Chief Financial Officer)	38,077	75,229

Scott Green (Executive Vice President and President of Orion Services Group)	38,077	407,775

Executive officers are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted stock and performance share awards or other similar equity-based awards and through direct share purchases. Newly appointed executive officers have until the fifth anniversary of their appointment as executive officers to satisfy the ownership requirement. All of our executive officers have either satisfied the ownership requirement or have additional time to do so.

Tax Considerations. Section 162(m) of the Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to certain of their current and former executive officers. To the extent the value of any such individual’s compensation exceeds $1.0 million in value, our compensation committee believes that such level of compensation is appropriate to further our company’s objectives of motivating, attracting and retaining our NEOs, despite a portion of such compensation not being eligible for deductibility under Section 162(m).

We also maintain certain deferred compensation arrangements for our employees and non-employee directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the IRS and, for employees, withhold regular income taxes (but no withholding is required on the 20% additional income tax). If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. As a result, our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.

Strict Prohibition Against Hedging and Pledging. We maintain a policy strictly prohibiting our employees, officers and directors, as well as any of their designees, from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our Common Stock, including through financial instruments such as prepaid variable forwards, equity swaps collars and exchange funds. Our employees, officers and directors are also prohibited from trading on an exchange in puts, calls and other derivative securities related to our Common Stock. Additionally, our officers and directors are prohibited from entering into any arrangement that, directly or indirectly, involves the pledge of our Common Stock or other use of our Common Stock as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

During fiscal 2023, no member of our compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During fiscal 2023, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sally Washlow, Chair

Anthony L. Otten

Ellen B. Richstone

Summary Compensation Table for Fiscal 2023

The following table sets forth for our NEOs the following information for each of the past three fiscal years or for such shorter period as the NEO has been a NEO: (i) the dollar amount of base salary earned; (ii) the dollar value of bonuses and non-equity incentive plan compensation earned; (iii) the grant date fair value, determined under Accounting Standards Codification Topic 718 (“ASC Topic 718”), for all equity-based awards held by our NEOs; (iv) all other compensation and (v) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)		Total ($)

Michael H. Jenkins*	2023	397,557	—	—	456,665	—	11,500	(3)	865,722
Chief Executive Officer(2)	2022	141,086	—	25,000	206,500	—	4,600		377,186

Michael A. Altschaefl*	2023	361,695	—	—	544,407	—	52,897	(4)	958,999
Retired Chief Executive Officer	2022	500,000	—	25,000	424,999	—	82,538		1,032,537
	2021	402,500	—	425,000	361,248	—	115,425		1,304,173

J. Per Brodin	2023	380,000	—	—	222,615	—	51,667	(5)	654,282
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer	2022	365,000	—	25,000	310,248	—	51,767		752,015
	2021	159,316	—	79,658	178,499	—	13,451		430,924

Scott A. Green	2023	380,000	—	—	330,915	—	131,539	(6)	842,454
Executive Vice President and President of Orion Services Group	2022	365,000	—	25,000	186,145	—	110,706		686,851
	2021	333,250	—	175,000	178,497	—	59,039		745,786

*

On November 10, 2022, Mr. Altschaefl retired as our chief executive officer and Mr. Jenkins became our new chief executive officer. Upon such promotion, Mr. Jenkins’ base salary was increased from $380,000 to $425,000 and he received (a) a new grant of restricted stock with a value of $42,750 (which increased his total fiscal 2023 target long-term incentive award value to $403,750 from $361,000, or 95% of his new base salary), 75% of which will vest annually pro-rata over a three-year period and 25% of which will be subject to performance-vesting based on the relative achievement of our 25% to 40% revenue growth target in fiscal 2025 compared to our fiscal 2022 revenue; (b) a one-time promotion grant of 25,000 shares of restricted stock vesting pro rata annually over a three-year period; (c) a special fiscal 2023 bonus of either $75,000 or $100,000 if our revenue for fiscal 2023 met certain targets; and (d) an increase in his target fiscal 2023 annual bonus eligibility potential to 90% of his actual base salary paid in fiscal 2023 from 60%. We did not achieve any bonus payment performance thresholds in fiscal 2023, so no performance bonuses were paid to Mr. Jenkins for fiscal 2023. In conjunction with his retirement, we entered into the Retirement Agreement with Mr. Altschaefl. Pursuant to the Retirement Agreement, in addition to the continuation of certain health insurance benefits through age 65 for both Mr. Altschaefl and his wife, (i) we paid Mr. Altschaefl his current base salary and other accrued benefits owed to him through the Retirement Date; (ii) Mr. Altschaefl was entitled to receive a pro-rata fiscal 2023 annual and special bonus to the extent earned by and paid to our other senior executive officers (no such bonuses were paid in fiscal 2023); and (iii) all of Mr. Altschaefl’s current (A) unvested restricted stock (and any related restricted cash awards) became fully vested on the Retirement Date; (B) unvested performance share awards became fully vested on the Retirement Date (with performance share awards deemed fully vested at their “target” level of 66%); and (C) existing stock options that vested as of the Retirement Date may be exercised by Mr. Altschaefl pursuant to the terms of the individual option award grants. Mr. Altschaefl is entitled to receive non-employee director compensation for continuing to serve on our board of directors after the Retirement Date. All of Mr. Altschaefl’s unvested restricted stock and restricted cash awards earned after the Retirement Date as a non-employee member of our board of directors (including his fiscal 2024 deferred grant) will become fully vested upon his retirement from our board of directors.

(1)

Represents the grant date fair value calculated pursuant to ASC Topic 718 for restricted stock awards. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2023.

(2)	Mr. Jenkins became our executive vice president and chief operating officer effective November 11, 2021. Mr. Jenkins was promoted to our chief executive officer effective as of November 10, 2022.

(3)	Includes an $11,500 automobile allowance.

(4)

Includes $38,107 in restricted cash that vested in tandem with the vesting of restricted stock awards, a $7,000 automobile allowance, $6,425 in annual life and disability insurance premiums, $1,365 in tax planning expenses.

(5)	Includes $39,667 in restricted cash that vested in tandem with the vesting of restricted stock awards and $12,000 automobile allowance.

(6)	Includes $113,113 in restricted cash that vested in tandem with the vesting of restricted stock awards, a $12,000 automobile allowance and $6,426 in annual life and disability insurance premiums.

Grants of Plan-Based Awards for Fiscal 2023

As described above in the Compensation Discussion and Analysis, under our 2016 Plan and employment agreements with certain of our NEOs, we granted restricted stock and non-equity incentive awards (i.e., cash bonuses) to our NEOs in fiscal 2023. The following table sets forth information regarding all such awards.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Thres- hold ($)		Target ($)		Max ($)	Thres- hold (#)	Target (#)	Max (#)
Michael H.* Jenkins	6/10/2022	5/18/22						13,798	27,599	41,399	124,197	—	—	$330,915
			$95,000	(2)	$171,000	(2)	$637,500	—	—	—
			—	(3)	—	(3)
	11/11/22							2,146	4,292	6,438	44,315			$80,688
Michael* Altschaefl	6/10/2022	5/18/22						18,157	36,311	54,472	213,417	—	—	$544,407
			$250,000	(2)	$450,000	(2)	$750,000	—	—	—
			—	(3)	—	(3)
J. Per Brodin	6/10/2022	5/18/22						13,798	27,599	41,399	74,518	—	—	$222,615
			$95,000	(2)	$171,000	(2)	$285,000	—	—	—
			—	(3)	$108,300	(3)
Scott Green	6/10/2022	5/18/22						13,798	27,599	41,399	124,197	—	—	$330,915
			$95,000	(2)	$171,000	(2)	$285,000	—	—	—
			—	(3)	—	(3)

*

On November 10, 2022, Mr. Altschaefl retired as our chief executive officer and Mr. Jenkins became our new chief executive officer. Upon such promotion, Mr. Jenkins’ base salary was increased from $380,000 to $425,000. Upon such promotion, Mr. Jenkins received (a) a new grant of restricted stock with a value of $42,750 (which increased his total fiscal 2023 target long-term incentive award value to $403,750 from $361,000, or 95% of his new base salary), 75% of which will vest annually pro-rata over a three-year period and 25% of which will be subject to performance-vesting based on the relative achievement of our revenue growth targets over three fiscal years; and (b) a one-time promotion grant of 25,000 shares of restricted stock vesting pro rata annually over a three-year period. In connection with his retirement, all of Mr. Altschaefl’s then current (i) unvested restricted stock (and any related restricted cash awards) became fully vested on the Retirement Date; (ii) unvested performance share awards became fully vested on the Retirement Date (with performance share awards deemed fully vested at their “target” level of 66%); and (iii) existing stock options that had vested as of the Retirement Date may be exercised by Mr. Altschaefl pursuant to the terms of the individual option award grants.

(1)	Represents the grant date fair value computed in accordance with ASC Topic 718.

(2)

The compensation committee established bonus targets for each of our NEOs pursuant to the fiscal 2023 annual incentive cash bonus plan equal to 100% of base salary earned for our chief executive officer and 50% of base salary earned for our other NEOs. The amounts actually earned under the bonus plan by our NEOs are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Fiscal 2023.

(3)

Represents cash awards payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to provide liquidity for the tax liabilities incurred upon the vesting of the restricted stock awards. Amount vests 1/3 per year on June 10, 2023, 2024 and 2025.

(4)	Vests 1/3 per year on each of the first three anniversaries of the grant date other than Mr. Altschaefl which vested 100% upon retirement.

(5)	Vests on the third anniversary of the grant date contingent on achievement of a 3 year revenue growth target.

Outstanding Equity Awards at Fiscal 2023 Year End

The following table sets out information about the outstanding equity awards held by our NEOs as of March 31, 2023.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un- exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Jenkins	—	—			201,845	(2)	$456,230	47,837	(5)	$127,096

Mr. Altschaefl	36,568	—	$2.41	5/28/2023	—		—

Mr. Brodin	—	—			117,006	(3)	$237,522	41,399	(6)	$84,040

Mr. Green	—	—			161,727	(4)	$328,306	41,399	(6)	$84,040

(1)

The amounts in this column have been computed based on the closing price of our Common Stock of $2.03 on March 31, 2023. The actual value realized by the executive will depend on the market value of our Common Stock on the date that the award vests.

(2)

33,333 shares vest in equal increments on November 11, 2023 and 2024; 124,197 shares vest in equal increments on June 10, 2023, 2024, and 2025; and 44,315 shares vest in equal increments on November 11, 2023, 2024, and 2025; in each instance contingent on Mr. Jenkins’s continued employment through the applicable vesting date.

(3)

34,587 shares vest in equal increments on June 4, 2023 and 2024; and 74,518 shares vest in equal increments on June 10, 2023, 2024, and 2025; and 7,901 shares vest on October 19, 2023; in each instance contingent on Mr. Brodin’s continued employment through the applicable vesting date.

(4)

22,352 shares vest in equal increments on June 4, 2023 and 2024; 15,178 shares vest on June 9, 2023; and 124,197 shares vest in equal increments on June 10, 2023, 2024, and 2025; in each instance contingent on Mr. Green’s continued employment through the applicable vesting date.

(5)

Up to 41,399 shares and 6,438 shares may vest on June 10, 2025 and November 11, 2025, respectively, contingent on achievement of a 3-year revenue performance goal and Mr. Jenkins’s continued employment.

(6)	May vest on June 10, 2025 contingent on achievement of a 3-year revenue performance goal and the executive’s continued employment.

Option Exercises and Stock Vested for Fiscal 2023

The following table sets forth information about the exercise of options and vesting of restricted stock awards of our NEOs in fiscal 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

Michael H. Jenkins	—	—	16,667	$27,667

Michael Altschaefl	26,646	$3,997	403,124	$724,129

J. Per Brodin	—	—	25,196	$53,382

Scott Green	—	—	43,442	$87,910

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.
(2)

Represents the value of exercised options calculated by multiplying (a) the number of shares of our Common Stock to which the exercise of the option related, by (b) the difference between the per share unadjusted closing price of our Common Stock on the date of exercise and the exercise price of the options.

(3)	The amounts in this column have been computed based on the closing price of our Common Stock on the vesting date.

Payments Upon Termination or Change of Control

Changes to Employment Agreements During Fiscal 2023

In connection with Mr. Jenkins’ appointment as our new chief executive officer, we entered into an Amended Executive Employment and Severance Agreement with Mr. Jenkins, pursuant to which he was provided with the following new compensation arrangements: (i) an annual base salary of $425,000 and (ii) a pre-change of control severance multiplier of 1.5x and a post-change of control severance multiplier of 2.0. Additionally, he received (a) a new grant of restricted stock with a value of $42,750 (which increased his total fiscal 2023 target long-term incentive award value to $403,750 from $361,000, or 95% of his new base salary), 75% of which will vest annually pro-rata over a three-year period and 25% of which will be subject to performance-vesting based on the relative achievement of our 25% to 40% revenue growth target in fiscal 2025 compared to our revenue in fiscal 2022; (b) a one-time promotion grant of 25,000 shares of restricted stock vesting pro rata annually over a three-year period; (c) a special fiscal 2023 bonus of either $75,000 or $100,000 if our revenue for fiscal 2023 met certain targets; and (d) an increase in his target fiscal 2023 annual bonus eligibility potential to 90% of his actual base salary paid in fiscal 2023 from 60%. We did not achieve any bonus payment performance thresholds in fiscal 2023, so no performance bonuses were paid to Mr. Jenkins for fiscal 2023

In conjunction with his retirement, we entered into the Retirement Agreement with Mr. Altschaefl. Pursuant to the Retirement Agreement, in addition to the continuation of certain health insurance benefits through age 65 for both Mr. Altschaefl and his wife, (i) we paid Mr. Altschaefl his current base salary and other accrued benefits owed to him through the Retirement Date; (ii) Mr. Altschaefl was entitled to receive a pro-rata fiscal 2023 annual and special bonus to the extent earned by and paid to our other senior executive officers (no such bonuses were paid in fiscal 2023); and (iii) all of Mr. Altschaefl’s then current (A) unvested restricted stock (and any related restricted cash awards) became fully vested on the Retirement Date; (B) unvested performance share awards became fully vested on the Retirement Date (with performance share awards deemed fully vested at their “target” level of 66%); and (C) existing stock options that vested as of the Retirement Date may be exercised by Mr. Altschaefl pursuant to the terms of the individual option award grants. Mr. Altschaefl is entitled to receive non-employee director compensation for continuing to serve on our board of directors after the Retirement Date. All of Mr. Altschaefl’s unvested restricted stock and restricted cash awards earned after the Retirement Date as a non-employee member of our board of directors will become fully vested upon his retirement from the board of directors. In connection with Mr. Altschaefl’s retirement and planned transition to a consulting role after he retires from our board of directors, we will pay Mr. Altschaefl $300 per hour for any provided consulting services after the date Mr. Altschaefl is no longer a member of our board of directors until December 31, 2023. Under the Retirement Agreement, Mr. Altschaefl agreed to a general release of any claims in favor of us and our affiliates and reaffirmed his existing confidentiality, noncompetition and non-solicitation obligations. He also agreed to certain so-called “standstill” restrictions during his consulting period and for two years thereafter.

Changes to Employment Agreements During Fiscal 2022

In fiscal 2022, our compensation committee approved an amendment to Mr. Altschaefl’s employment agreement to eliminate his single-trigger change in control payment, and to provide that such change in control payment would instead only be paid upon a termination without cause or for good reason following a change in control.

During fiscal 2022, we also entered into an employment agreement with Mr. Jenkins when he joined our company in November of 2021. The terms of his agreement are substantially similar to the agreements we entered into with Mr. Brodin and Mr. Green in fiscal 2021, and includes severance benefits upon a termination without cause or for good reason, both before and after a change in control, which are described below.

Severance Benefits (No Change in Control)

Under the employment agreements with our NEOs, our NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination. If such executive’s employment is terminated without “cause” or for “good reason”, the executive will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of the prior three years’ bonuses; a pro rata bonus for the year of the termination; COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period; and the acceleration and vesting of all equity awards, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination. To receive these benefits, such executives must execute and deliver to us (and not revoke) a general release of claims acceptable to us.

“Cause” is defined in the employment agreements as a good faith finding by our board of directors that the executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring our interests, business, or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations, or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any of our property (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, equity award agreement or other agreement with us.

“Good reason” is defined in the employment agreements as the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the executive must perform services; or (iv) a material breach by us of any provision of the employment agreement or any equity agreement.

The severance multiples and restrictive covenants under the employment agreements, prior to any change of control occurring, are as follows:

Executive	Severance	Non-compete and Confidentiality

Michael H. Jenkins	1.5 × Salary + Avg. Bonus	Yes

J. Per Brodin	1 × Salary + Avg. Bonus	Yes

Scott Green	1 × Salary + Avg. Bonus	Yes

We originally set the severance multiples and restrictive covenants under the employment agreements based on advice from an independent compensation consultant that such multiples were consistent with general public company practice and our subjective belief at the time that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples vary among our individual NEOs based on the advice of an independent compensation consultant that such multiples and terms were consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for an independent compensation consultant’s advice that such multiples and other terms are consistent with general public company practice.

Change of Control Severance Benefits

The severance provisions for a termination without cause or for good reason following a change of control, as defined below, generally remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount increases, as is shown in the table below. The employment agreements do not provide for an exercise tax gross up in the event such taxes would become due on the change in control benefits. Rather, each employment agreement provides that, if excise taxes would otherwise be imposed in connection with payments received upon a change in control, then the amount of such payments will either be cut back to a level below the level that would trigger the imposition of the excise taxes, or be paid in full and subject to the excise taxes, whichever results in the better after-tax result to the NEO.

Executive	Severance	Trigger	Excise Tax Gross-Up
Michael H. Jenkins	2 x Salary + Avg. Bonus	Double	No
J. Per Brodin	2 × Salary + Avg. Bonus	Double	No
Scott Green	2 × Salary + Avg. Bonus	Double	No

We set the post change of control severance multiples under the NEOs’ employment agreements based on our belief that these amounts and terms would provide appropriate levels of protection for the NEOs to enable them to focus their efforts on behalf of our company without undue concern for their employment or financial security following a change in control. In making this original determination, our compensation committee considered information provided by an independent compensation consultant indicating that the proposed change of control severance multiples were generally consistent with the practices of an independent compensation consultant’s surveyed companies.

The employment agreements for Messrs. Jenkins, Brodin and Green also provide that, following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

Definition of Change in Control

A change of control under the employment agreements generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, we are liquidated or dissolved or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the employment agreements because such events would represent significant changes in the ownership of our company and could signal potential uncertainty regarding the job or financial security of the NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding stock would constitute a significant change in ownership of our company because we have a relatively diverse, widely-dispersed shareholder base. We believe the types of protections provided under our employment agreements better enable our executives to focus their efforts on behalf of our company during such times of uncertainty.

Equity Plans

Our equity plans provide for certain benefits in the event of certain changes of control. Under our existing equity plans, if there is a change of control, our compensation committee may, among other things, accelerate the vesting of restricted stock and restricted cash and exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. In addition, our restricted stock performance shares award agreements approved by our compensation committee under the 2004 Stock and Incentive Awards Plan and 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock and performance shares upon a change of control, with performance shares to vest at their designated “target” level.

A change of control under our 2004 Stock and Incentive Awards Plan and our 2016 Plan generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

Payments Upon Termination

The following table summarizes the estimated value of payments and other benefits to which our NEOs would have been entitled upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2023, and that the employment agreements had been amended and restated as of such date, and (ii) in the case of a change of control, the vesting of all restricted stock, performance shares and restricted cash held by our NEOs was accelerated, with performance shares to vest at their designated “maximum” level.

Name	Benefit	Without Cause or for Good Reason ($)	Without Cause or for Good Reason in Connection With a Change of Control ($)(1)

Michael H. Jenkins	Severance	$650,000	$866,667

	Pro Rata Target Bonus	$382,500	$382,500

	Benefits	$45,000	$45,000

	Acceleration of Equity	$325,705	$506,854

	Total	$1,403,205	$1,801,021

J. Per Brodin	Severance	$414,886	$829,772

	Pro Rata Target Bonus	$171,000	$171,000

	Benefits	$45,000	$45,000

	Acceleration of Equity	$226,766	$361,229

	Total	$929,852	$1,515,301

Scott Green	Severance	$446,667	$893,333

	Pro Rata Target Bonus	$171,000	$171,000

	Benefits	$45,000	$45,000

	Acceleration of Equity	$412,670	$603,752

	Total	$1,029,333	$1,644,079

*	Based on the closing price of our Common Stock on March 31, 2023 of $2.03. Also includes accelerated vesting of restricted cash.

Equity Award Acceleration Upon Change of Control

If a change of control had occurred at the end of our fiscal 2023 on March 31, 2023, and the vesting of all performance shares and shares of restricted stock and all restricted cash then held by our NEOs were automatically accelerated in accordance with the terms of the applicable award agreements (assuming maximum performance for performance shares), and all such restricted stock and performance shares were cashed out for a payment equal to the product of (A) the number of unvested restricted and performance shares and (B) the closing price of our Common Stock on March 31, 2023 of $2.03, and with respect to the restricted cash, a cash payment equal to the amounts set forth in each tandem award agreement at the time of grant, our NEOs would have received approximately the following benefits.

Name	Number of Unvested Restricted Stock / Performance Shares Accelerated and Cashed Out (#)	Value Realized For Restricted Stock / Performance Shares ($)	Value Realized For Restricted Cash ($)

Michael H. Jenkins	249,682	$506,854	$0

J. Per Brodin	158,405	$321,562	$147,967

Scott Green	203,126	$412,346	$122,400

Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive “compensation actually paid” (“CAP”), as calculated per SEC disclosure rules, in accordance with the rules applicable to smaller reporting companies. CAP represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to equity awards which remain subject to forfeiture if the vesting conditions are not satisfied.

Fiscal Year	Summary Compensation Table Total for CEO Michael A. Altschaefl $	Summary Compensation Table Total for CEO Michael H. Jenkins $	Compensation Actually Paid to CEO Michael A. Altschaefl(2) $	Compensation Actually Paid to CEO Michael H. Jenkins(2) $	Average Summary Compensation Table Total for Non-CEO NEOs(3) $	Average Compensation Actually Paid to Non-CEO NEOs(2)(3) $	Value of Initial Fixed $100 Investment Based on the Total Shareholder Return	Net Income (in millions) $

2023	$958,999.00	$865,722.00	$678,778.00	$824,124.00	$748,368.00	$673,880.00	29.17	-34.3

2022(1)	$1,032,537.00	$—	$350,056.00	$—	$605,350.00	$370,835.00	40.23	6.1

Footnotes:

1)	Michael W. Altschaefl retired as CEO on November 10, 2022, and Michael H. Jenkins was appointed as CEO.

2)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	Fiscal 2023			Fiscal 2022
	CEO Michael A. Altschaefl	CEO Michael H. Jenkins	Average Non-CEO NEOs	CEO Michael A. Altschaefl	Average Non-CEO NEOs

Total Compensation from Summary Compensation Table	$958,999	$865,722	$748,368	$1,032,537	$605,350

Adjustments for Equity Awards

Adjustment for grant date values in the Summary Compensation Table	$(544,407)	$(456,665)	$(276,765)	$(424,999)	$(234,298)

Year-end fair value of unvested awards granted in the current year	$—	$457,567	$257,666	$198,996	$124,142

Year-over-year difference of year-end fair values for unvested awards granted in prior years	$—	$(25,666)	$(30,192)	$(343,970)	$(88,811)

Fair values at vest date for awards granted and vested in current year	$436,560	$—	$—	$—	$—

Difference in fair values between prior year-end fair values and vest	$(172,374)	$(16,834)	$(25,197)	$(112,508)	$(35,548)

date fair values for awards granted in prior years

Forfeitures during current year equal to prior year-end fair value	$—	$—	$—	$—	$—

Dividends or dividend equivalents not otherwise included in total compensation	$—	$—	$—	$—	$—

Total Adjustments for Equity Awards	$(280,221)	$(41,598)	$(74,488)	$(682,481)	$(234,515)

Compensation Actually Paid (as calculated)	$678,778	$824,124	$673,880	$350,056	$370,835

3)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by fiscal year:

2023: J. Per Brodin, Scott A. Green

2022: J. Per Brodin, Scott A. Green, Michael H. Jenkins

4)	Total Shareholder Return is determined based on the value of an initial fixed investment of $100 in OESX as of March 31, 2021.

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative Total Shareholder Return; and

•	the Company’s Net Income.

CAP and Cumulative TSR

CAP and Company Net Income

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

Each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our company. We believe that we have designed a balanced approach to our compensation programs that rewards both our NEOs and our other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long term. We believe that our compensation committee has structured our total executive compensation to ensure that there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term shareholder appreciation. While it is possible that the pursuit of our strategic objectives and our annual financial performance targets that determine our incentive compensation may lead to employee behavior that may increase certain risks to our Company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

During our annual review, our compensation committee takes the following actions:

•	Identifies our material compensation arrangements and categorizes them according to the levels of potential risk-taking behaviors that our compensation committee believes they may encourage;

•

Meets with our chief executive officer and chief financial officer to develop a better understanding of our enterprise risk profile and the material risks, including reputational risk and those described under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks;

•

Evaluates the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile; and

•	Identifies and evaluates the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.

As part of its review of our compensation policies and practices, our compensation committee identified the following attributes that it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our company as a result of our compensation policies and practices:

•

We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our NEOs’ fiscal 2023 base salaries constituted approximately 44% of our NEOs’ total compensation in fiscal 2023.

•

Our incentive compensation goals in fiscal 2023 and fiscal 2024 were and are directly tied to and support our strategic business plan and were and are based upon our annual operating budget levels that were and are reviewed and approved by our board of directors and that we believe were and are attainable at their targeted levels without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation. Specifically, our fiscal 2023 annual executive bonus program focused on our goal of achieving our budgeted EBITDA target of $10 million. For fiscal 2024, our annual executive bonus program is based on our relative achievement of three financial performance metrics (instead of just one, like in fiscal 2023). In fiscal 2024, our three budgeted performance targets are $3.1 million in adjusted EBITDA (50%), $114 million in revenue (30%) and $31.5 million in combined OMS and EV Division revenue (20%).

•

Our fiscal 2023 and fiscal 2024 incentive compensation programs capped the amount of annual cash bonus opportunities and provided for three-year pro rata time vesting of restricted stock equity awards and three-year performance share awards.

•

Our fiscal 2023 annual executive bonus program limited the amount of our NEOs’ cash bonuses to a maximum of 150% of base salary compensation earned in fiscal 2023 for our chief executive officer and 75% of base salary compensation earned in fiscal 2023 for our other NEOs. Our fiscal 2024 annual executive bonus program limits the amount of our NEOs’ cash bonuses to a maximum of 200% of our chief executive officer’s fiscal 2024 base salary and 150% of the fiscal 2024 base salary of our other NEOs.

•

Our compensation committee determined that providing for a tiered annual bonus program (e.g., creating a “threshold,” “target” and “maximum” level of performance metrics with associated increasing levels of bonus payments) in fiscal 2023 and fiscal 2024 was a better corporate governance and executive compensation practice and reduced compensation-related risk compared to our prior “all-or-nothing” approach. Our tiered fiscal annual bonus approach should help to moderate any potential enterprise risk compared to utilizing an “all-or-nothing” bonus threshold.

•

Our incentive compensation for fiscal 2023 and fiscal 2024 was and is a combination of cash incentives and three-year time and performance vesting equity awards, so that our executives only realize value on such equity awards through sustained long-term appreciation of our shareholder value (and achieving the performance criteria for their performance vesting awards). Our compensation committee believes that this combination of short and long-term equity-based incentive compensation lowers the risk of unnecessary short-term risk taking associated with our annual incentive programs.

•

Our long-term incentive compensation for fiscal 2023 allowed, at the recipient’s option, for cash bonus awards payable in one-third increments upon the annual vesting of their tandem restricted stock awards. We believed the NEO’s option to accept a portion of his long-term incentive award in cash provided a mechanism for our NEOs to pay their taxes associated with the vesting of restricted stock without having our NEOs sell shares in order to pay for their associated taxes. We believe this structure helped to increase the level of our company share ownership by our NEOs and put a greater portion of their compensation “at risk”.

•

For fiscal 2023, we added performance vesting conditions to a portion of our annual long-term equity incentive grants for our NEOs. Prior to fiscal 2023, we did not previously provide for performance vesting equity grants. Our long-term equity incentive awards for fiscal 2023 were awarded 25% in the form of performance-vesting restricted stock and 75% in the form of time-vesting restricted stock (or a combination of restricted stock and restricted cash). The performance-vesting restricted stock will vest to the relative extent we achieve between a 25%–40% revenue growth target in fiscal 2025 compared to our revenue in fiscal 2022. We believe that the addition of these performance conditions to a significant portion of our annual long-term equity incentive grants for our NEOs helps to better align the incentives of our NEOs with the interests of our shareholders.

•

For fiscal 2024, we increased the percentage of performance vesting conditions associated with our NEO annual long-term incentive grants to 50% in the form of performance-vesting restricted stock (and restricted cash) and 50% in the form of time-vesting restricted stock (and restricted cash). To reduce our annual equity burn rate, each grant is a combination of restricted stock and restricted cash. The performance-vesting restricted stock (and restricted cash) will vest to the relative extent we achieve between a 25%–50% revenue growth target in fiscal 2026 compared to our fiscal 2023 revenue level. We believe that the increase in proportion of these performance conditions to our annual long-term equity incentive grants for our NEOs will further better align the incentives of our NEOs with the interests of our shareholders.

•	We have implemented stock ownership guidelines for all of our executive officers, which we believe help to focus them on long-term stock price appreciation and sustainability.

•

We maintain an anti-hedging and anti-pledging policy strictly prohibiting our employees, officers and directors from engaging in transactions that hedge, pledge or offset, or are designed to hedge, pledge or offset, any decrease in the value of our securities.

•	We have adopted a new Nasdaq-compliant executive compensation “clawback” policy as an additional risk mitigation provision. Our new clawback policy states:

•

Restatements Covered: The compensation recovery policy covers both so-called “Big R” and “little r” restatements. That is, recoupment will be applicable to any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (rather than triggered by only Big R restatements, as contemplated in the current policy).

•

No-Fault Policy: It will not be relevant whether there is any fault on the part of the executive officer who received the compensation or whether the officer was responsible for or involved in preparing the financial statements subject to the restatement (rather than being triggered by misconduct that caused, partially caused or otherwise contributed to the need for the financial statement restatement, as contemplated in the current policy).

•

Narrow Exceptions to Mandatory Clawback Rule: We will be required to enforce the recoupment clawback policy except in narrowly defined exceptional circumstances where (i) the direct expense paid to a third party to enforce the policy would exceed the amount of the recovery, (ii) the recovery would be illegal under home country law or (iii) the recovery would likely cause an otherwise tax-qualified, broad-based retirement plan to fail to meet certain tax qualification requirements.

•	No Indemnification: We will not be allowed to indemnify officers or pay for insurance to cover amounts that are clawed back.

•

We maintain an incentive compensation program for members of our sales force under which they are paid a base level of compensation plus commission-based compensation determined based on volume, type of customer and sometimes customer profitability. In fiscal 2023, the total commissions paid to our sales force totaled $897,874, of which $277,770 was paid to Greg Green (the brother of Scott Green). In fiscal 2022, 2021, 2020 and 2019, Greg Green received $1.54 million, $1.35 million, $2.23 million and $362,899 in commission payments, respectively. The eligible employees are engaged in sales and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and increase sales of our products and services to existing customers. We recognize that encouraging these actions by the participants may pose risks, such as generating a high volume of low-margin sales or short-term revenue accompanied by long-term costs. Accordingly, we designed the program to limit these risks by having the final decision on pricing outside of the control of the sales force and, in some cases, having the commission rate linked to the gross margin achieved in order to encourage high-quality sales. We have also implemented an overall cap on commission rates to ensure that our company and our shareholders are the primary beneficiaries of high-margin sales. We monitor the program periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the program if necessary to reflect changes to our risk profile.

•

Our compensation committee reviewed the payments made to Greg Green under our incentive compensation program as part of its compensation risk management review. Our compensation committee believes that the incentive compensation program effectively manages risk as payouts are based only on measurable financial or business critical metrics. The significant payments to Mr. Green in recent years were primarily a result of extraordinary performance in generating sales to our largest customer, which accounted for 49.1% of our overall revenue in fiscal 2022 and helped drive our strong performance in fiscal 2022. As Mr. Green’s commission was based on a percentage of the revenue generated and for some customers, the commission rate was linked to the gross margin achieved on generated from qualifying sales in excess of Mr. Green’s sales base (which was determined based on his historical performance), the compensation committee believes that the commission program properly incentivized high-quality sales while preserving value for our company and our shareholders.

As a result of our compensation committee’s annual review, our compensation committee did not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile.

DIRECTOR COMPENSATION

In fiscal 2023, we offered the following compensation program for our non-employee directors: (a) an annual retainer of $45,000, payable quarterly in cash or shares of our Common Stock at the election of the recipient; (b) an annual long-term equity-based incentive award, vesting ratably over three years, with a grant date fair value of $50,000, that is issued, at the director’s choice, either 100% ratably over three years, with 60% of the dollar value of the award issued in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award issued in the form of three-year pro rata vesting restricted cash that vests in tandem with the restricted stock; (c) an annual retainer of $40,000 for our board chair, payable quarterly in cash or shares of Common Stock at the election of the recipient; (d) an annual retainer of $30,000 for the chair of our audit and finance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; (f) an annual retainer of $20,000 for the chair of the compensation committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; (g) an annual retainer of $20,000 for the chair of the nominating and corporate governance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; and (h) an annual retainer of $25,000 for the chair of the strategic alternatives committee, payable quarterly in cash or shares of Common Stock at the election of the recipient. If our board chair is also the chair of a committee, the annual committee chair retainer will be reduced by 50%. Our compensation committee has adopted a policy that, until such time as the price of our Common Stock increases to at least $5.00 per share, all grants of long-term equity incentive awards to our non-employee directors will be evidenced in a combination grant consisting of 60% of the dollar value of the award in restricted stock and 40% of the dollar value of the award consisting of restricted cash, with the restricted cash payable only if and to the extent, and in proportion to, the relative percentage of the restricted stock of the award then vesting.

In addition, pursuant to our director retirement program, upon the recommendation of our compensation committee and the approval of our board of directors, any board-approved non-employee director who voluntarily retires from the board prior to the end of his or her stated term or who voluntarily decides not to stand for re-election at the end of his or her stated term will be entitled to (i) continued vesting of up to all of his or her then outstanding unvested restricted stock and options on the dates when such vesting would otherwise occur if such director remained on the board on such dates and/or (ii) a services fee of $200 per hour for any time spent at our request on company-related matters, plus reimbursement for all out-of-pocket expenses, in each instance, subject to such additional terms and conditions, if any, as may be determined necessary or appropriate by our compensation committee and our board of directors. This policy only applies if the board of directors approves its application to a retiring director.

In early fiscal 2018, our board, upon the recommendation of the compensation committee, pre-approved the application of our director retirement program to Mr. Williamson. In addition, our compensation committee approved the payment of a $30,000 retirement benefit to Mr. Williamson upon his retirement from our board, to be applied by Mr. Williamson toward the purchase of Common Stock directly from the company. On November 10, 2022, our board approved the following modifications to Mr. Williamson’s previously approved retirement plan: instead of paying Mr. Williamson $30,000 in cash so that Mr. Williamson could use such cash to purchase our Common Stock directly from the company, upon Mr. Williamson’s retirement from our board on November 10, 2022, we issued Mr. Williamson $18,000 worth of newly-issued Common Stock based on the closing price of our Common Stock on November 10, 2022 (rounded to the nearest whole share) and paid Mr. Williamson $12,000 in cash (without any obligation to purchase shares therewith) so that Mr. Williamson would have the funds necessary to pay his income taxes due on his $30,000 retirement payment.

In August 2022, our board, upon the recommendation of the compensation committee, determined that Mr. Altschaefl would receive non-employee director compensation for his service on our board after his retirement as our chief executive officer effective November 10, 2022. In addition, all of Mr. Altschaefl’s unvested restricted stock and restricted cash awards earned as a non-employee director after his November 10, 2022 retirement date (including his fiscal 2024 deferred grant) would become fully vested upon his retirement from our board, which will be effective as of the conclusion of the annual meeting. In connection with Mr. Altschaefl’s retirement from our board and planned transition to a consulting role after the annual meeting, the company will pay Mr. Altschaefl $300 per hour for his consulting services provided until December 31, 2023.

In accordance with our Cooperation Agreement with Kanen Wealth Management, LLC and certain of its affiliates, Mr. Shapiro will forgo $25,000 in cash compensation for his first year serving as an independent director of our board. Following his first year of service on our board, Mr. Shapiro will receive compensation as provided under our non-employee director compensation program.

Our compensation committee did not engage a compensation consultant to establish the compensation program for our non-employee directors. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board.

All non-employee directors are required to own at least 25,000 shares. Non-employee directors are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our non-employee directors who were directors at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly elected non-employee directors will have until the fifth anniversary of their election to satisfy the ownership requirement. All of our non-employee directors have either satisfied the ownership requirement or have additional time to do so.

DIRECTOR COMPENSATION FOR FISCAL 2023

The following table summarizes the compensation of our non-employee directors for fiscal 2023. Directors who are also employees did not receive any compensation for their service as directors and Mr. Jenkins is therefore omitted from the table. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Michael W. Altschaefl(3)	$15,000	—	—	$15,000

Alan B. Howe(4)	$35,000	$49,998	$5,400	$90,398

Anthony L. Otten(5)	$95,000	$49,998	$18,067	$163,065

Ellen B. Richstone(6)	$75,000	$49,998	$5,400	$130,398

Richard A. Shapiro	—	—	—	—

Mark C. Williamson(7)	$48,750	$49,998	$30,067	$128,815

Sally Washlow(8)	$24,000	$3,500	—	$24,000

(1)

Represents the grant date fair value of the restricted stock awards pursuant to ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2023.

(2)

Includes $5,400 in restricted cash received by Mr. Howe, $18,067 in restricted cash received by Mr. Otten, $5,400 in restricted cash received by Ms. Richstone, and $30,067 in restricted cash received by Mr. Williamson that vested in tandem with the vesting of restricted stock awards.

(3)	As of March 31, 2023, Mr. Altschaefl held 1,121,108 shares of restricted Common Stock.

(4)	Mr. Howe retired from our board at the 2022 annual meeting of shareholders.

(5)	As of March 31, 2023, Mr. Otten held 148,034 shares of restricted Common Stock.

(6)	As of March 31, 2023, Ms. Richstone held 134,906 shares of restricted Common Stock.

(7)	Mr. Williamson retired from our board effective November 10, 2022.

(8)	As of March 31, 2023, Ms. Washlow held 1,872 shares of restricted Common Stock.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our NEOs allows our shareholders to express their views on our executive compensation programs.

Our compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our 2022 annual meeting of shareholders as support for the company’s compensation policies and practices. At our 2022 annual meeting of shareholders, more than 96% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices.

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to maintain strong financial performance, particularly positive net income and EBITDA, and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders and for extraordinary effort and dedication to our company. Our compensation programs are designed to incentivize and reward short-term and long-term decisions that helps us achieve our revenue, net income and EBITDA goals and that help increase our shareholder value.

Our board of directors would like the support of our shareholders for the compensation of our NEOs as disclosed in this proxy statement. Accordingly, for the reasons discussed above, our compensation committee recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast for this purpose.

This advisory vote on the compensation of our NEOs is not binding on our company, our board of directors or the compensation committee of the board. However, the board and the compensation committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD: OUR COMPENSATION COMMITTEE RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL THREE:

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are required once every six years to hold a non-binding advisory shareholder vote on how frequently we will submit future non-binding advisory votes on the compensation of our named executive officers to our shareholders. We last held such a vote at our 2017 annual meeting of shareholders, when our shareholders supported a frequency of every year. Accordingly, we are asking our shareholders at this year’s annual meeting whether the advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years. You may vote for any of these options, or abstain on the matter.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to shareholders, our compensation committee recommends submitting the advisory vote on the compensation of our named executive officers to our shareholders every year. Our compensation committee is making this recommendation because it believes that an annual vote will promote best governance practices and facilitate our compensation committee’s and our management’s consideration of the views of our shareholders in structuring our compensation programs for our named executive officers. We believe that an annual vote will provide our compensation committee and our management with more direct input on, and reactions to, our current compensation practices, and better allow our compensation committee and our management to measure how they have responded to the prior year’s vote.

For the reasons discussed above, our compensation committee recommends that shareholders vote in favor of holding an advisory vote on executive compensation at our annual meeting of shareholders every year. When voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should understand that they are not voting “for” or “against” the recommendation of our board of directors to hold the advisory vote every year. Rather, shareholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain entirely from voting on the matter.

The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that shareholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency.

Additionally, although the outcome of this advisory vote on the frequency of the advisory vote on executive compensation is non-binding, our compensation committee will review and consider the outcome of this vote when making determinations as to when the advisory vote on executive compensation will again be submitted to shareholders for approval at an annual meeting of shareholders.

RECOMMENDATION OF THE BOARD: OUR COMPENSATION COMMITTEE RECOMMENDS THAT THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE SUBMITTED TO SHAREHOLDERS EVERY YEAR.

PROPOSAL FOUR:

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2016 ORION ENERGY

SYSTEMS, INC. OMNIBUS INCENTIVE PLAN

Our board of directors is seeking shareholder approval of the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan, as amended and restated (the “Amended 2016 Plan”). We have amended and restated the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) primarily to increase the number of shares of our Common Stock available for issuance under the 2016 Plan by 2,500,000 shares (from 3,500,000 shares to 6,000,000 shares) and to extend the term of the 2016 Plan to the tenth (10th) anniversary of the date of the 2023 Annual Meeting. The adoption of the Amended 2016 Plan is contingent on shareholder approval pursuant to applicable rules of the Nasdaq Capital Market.

Effect of Proposal

Approval of this proposal will increase the number of shares of our Common Stock available for issuance under the 2016 Plan from 3,500,000 shares to 6,000,000 (an increase of 2,500,000 shares). If shareholders do not approve this proposal, then the 2016 Plan will not be further amended but will remain in effect in its current form but, because the number of shares will not have increased, we do not believe it will continue to serve as an effective vehicle for our equity-based incentive compensation programs. We consider the Amended 2016 Plan to be an important element of our compensation programs and believe that the continued ability to grant equity-based awards at competitive levels is in the best interest of our company and our shareholders. If the proposal is not approved, our board of directors may have to consider other compensation alternatives.

Key Reasons to Support the Amended 2016 Plan

The two complementary goals of the Amended 2016 Plan are to (1) attract and retain outstanding individuals to serve as officers, directors, employees and consultants to our company and (2) to increase shareholder value by providing a direct link between shareholder value and executive compensation by authorizing awards of shares of our Common Stock, monetary payments based on the value of our Common Stock and other incentive compensation awards that are based on our financial performance. Approving this amendment to increase the number of shares available for issuance under the 2016 Plan will further these goals by allowing the Amended 2016 Plan to serve as the primary vehicle for our equity-based and other incentive compensation programs in the future. We strongly believe that the ability to grant equity awards is essential to our ability to retract, retain, and motive our executive officers, and also encourages our executive officers and non-employee directors to think and act in the best interests of shareholders by tying their compensation to the value of our Common Stock. If the Amended 2016 Plan is not approved, then we will not be able to continue to grant equity awards, which we believe will negatively impact our ability to attract and retain talent, which is a key component to growing our business and returning to profitability.

We believe the potential dilution represented by the increase in the number of shares available for issuance under the Amended 2016 Plan for which we are seeking approval is reasonable. We estimate that the additional 2,500,000 shares reserved for issuance under the Amended 2016 Plan could result in a maximum potential dilution to our existing shareholders of approximately 7% based on our current total of 32,501,846 shares of Common Stock outstanding as of the Record Date (calculated by taking the number of shares reserved under the Amended 2016 Plan divided by the sum of the number of shares reserved plus the number of shares outstanding).

Based on our three year average burn rate of 1.2%, or 374,592 shares (which is below the estimated ISS global industry classification standard burn rate benchmark for our sector of 4.72%) we expect that this additional 2,500,000 shares will last us for at least two or three years depending upon on our stock price, which we believe is reasonable based on proxy advisory firm guidelines. Our board of directors determined to seek approval for 2,500,000 additional shares based on its analysis of the potential dilution of such additional shares, historical grant levels and burn rate under the 2016 Plan, the current trading price of our Common Stock and the expected duration of the Amended 2016 Plan assuming such additional shares are approved.

In order to reduce the equity burn rate of our equity grants, our compensation committee adopted a policy that, until our stock price increases to at least $5.00 per share, our NEOs’ annual long-term equity-based incentive grants must be in the form of a combined grant, with 60% of the dollar value of the award in the form of restricted stock or performance shares and 40% of the dollar value of the award in the form of restricted cash payable in proportion if and to the extent the tandem restricted stock or performance shares vest.

As of the Record Date, there were 0 shares subject to outstanding stock options and 531,766 shares subject to unvested restricted stock awards under the 2016 Plan and our prior equity incentive plan, the 2004 Stock and Incentive Awards Plan (the “Prior Plan”), and 545,146 shares of Common Stock remained available for future grants under the 2016 Plan. As of the Record Date, there were 32,501,846 shares of Common Stock issued and outstanding. The market value of our Common Stock on NASDAQ as of the close of market on the Record Date was $1.70.

Our named executive officers who are current employees of the company and our non-employee directors will be eligible to receive awards under the Amended 2016 Plan and therefore have an interest in this proposal.

Summary of Terms of Amended 2016 Plan

The following is a summary of the material provisions of the Amended 2016 Plan, as amended and restated, a copy of which is attached to this Proxy Statement as Annex A and is incorporated by reference into this Proxy Statement in its entirety. This summary is subject to the language of the Amended 2016 Plan and the text of the Amended 2016 Plan controls if there is any inconsistency between this summary and the Amended 2016 Plan text.

Administration. Our compensation committee will administer the Amended 2016 Plan unless it elects to delegate certain of its duties as permitted by the terms of the Amended 2016 Plan. The committee will have the authority to interpret the Amended 2016 Plan and any agreement covering any award under the Amended 2016 Plan; make, change and rescind rules and regulations relating to the Amended 2016 Plan; and make changes to, or reconcile any inconsistency in, any award or agreement covering an award.

Eligibility. The committee may designate any of the following as a participant, to the extent of its authority under the Amended 2016 Plan: any officer or other employee of the company or its affiliates or individuals engaged to become an officer or employee, any consultant or advisor who provides services to the company or its affiliates, and any directors of the company, including non-employee directors of the company. The selection of participants will be based upon the committee’s opinion that the participant is in a position to contribute materially to the company’s continued growth and development and to its long-term financial success. We currently have five non-employee directors and approximately 274 employees eligible to participate in the Amended 2016 Plan.

Types of Awards. Awards under the Amended 2016 Plan may consist of stock options, stock appreciation rights (“SARs”), performance shares, performance units, shares of Common Stock, restricted stock, restricted stock units and cash incentive awards. The committee may grant any type of award to any participant it selects, but only employees of the company or its subsidiaries may receive grants of incentive stock options within the meaning of Section 422 of the Code. Awards may be granted alone or in addition to, in tandem with, or (subject to the Amended 2016 Plan’s prohibition on repricing) in substitution for any other award (or any other award granted under another plan of the company or any affiliate, including the plan of an acquired entity).

Shares Reserved under the Amended 2016 Plan. Subject to adjustment as described below and to approval of our shareholders, an aggregate of 6,000,000 shares (consisting of 1,750,000 shares reserved originally on the effective date of the 2016 Plan, plus 1,750,000 shares reserved as of the amendment date, plus 2,500,000 shares reserved as of the second amendment date), will be reserved for issuance under the Amended 2016 Plan. Up to 6,000,000 shares may be issued pursuant to the exercise of incentive stock options.

The number of shares reserved for issuance will be reduced on the date of the grant of any award by the maximum number of shares, if any, that may be issued pursuant to the award. In general, (1) if an award expires, is canceled or terminates without issuance of shares, (2) if it is determined that all or some portion of the shares with respect to which an award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (3) if shares are forfeited under an award, (4) if shares are issued under any award and the company reacquires them pursuant to rights reserved by the company upon the issuance of the shares, or (5) the award is settled in cash, then such shares may again be used for new awards under the Amended 2016 Plan. However, any shares reacquired under clause (4) may not be issued pursuant to incentive stock options. Shares tendered or withheld to satisfy Federal, state or local tax withholding obligations, shares that are tendered or withheld in payment of the exercise price of a stock option or as a result of the net settlement of a stock appreciation right and shares purchased by the company using proceeds from stock option exercises may not be re-credited to the share reserve.

Individual Award Limits. No participant may be granted awards under the Amended 2016 Plan that could result in such participant:

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receiving individual stock options for, and/or stock appreciation rights with respect to, more than 1,000,000 shares of Common Stock (or 200,000 shares of Common Stock for a non-employee director) during any single fiscal year of the company;

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receiving individual awards of restricted stock and/or restricted stock units relating to more than 1,000,000 shares of Common Stock (or 200,000 shares of Common Stock for a non-employee director) during any single fiscal year of the company;

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receiving an individual award of performance shares and/or an award of performance units, the value of which is based on the fair market value of a share of Common Stock, relating to more than 1,000,000 shares of Common Stock (or 200,000 shares of Common Stock for a non-employee director) in respect of any single fiscal year of the company;

•

receiving individual cash incentive award(s) in respect of any single fiscal year of the company that could result in a cash payment of more than $1,000,000 (or a payment of more than $200,000 for a non-employee director); or

•	receiving other individual stock-based awards relating to more than 1,000,000 shares of Common Stock (or 200,000 shares of Common Stock for a non-employee director) during any fiscal year.

Each of these limitations is subject to adjustment as described below.

Stock Options. The committee will have the authority to determine all terms and conditions of each grant of stock options, including the number of stock options granted, whether a stock option is to be an incentive stock option or non-qualified stock option and the grant date for the stock option, which may not be any date prior to the date that the committee approves the grant. The committee will fix the stock option price per share of Common Stock, which may never be less than the fair market value of a share of Common Stock on the date of grant. The committee will determine the expiration date of each stock option except that the expiration date may not be later than 10 years after the date of grant. Stock options will be exercisable and vest at such times and be subject to such restrictions and conditions as the committee deems necessary or advisable, including with respect to the manner of payment of the exercise price of such stock options. If a stock option intended to be an incentive stock option fails to meet the requirements thereof, the stock option will automatically be treated as a non-qualified stock option to the extent of such failure. Except to the extent otherwise provided in an award agreement, a participant will not have any rights as a holder of shares of Common Stock as a result of the grant of a stock option until the stock option is exercised, the exercise price and applicable withholding taxes are paid and the shares of Common Stock subject to the stock option are issued.

Stock Appreciation Rights. A stock appreciation right, or SAR, is the right of a participant to receive a payment in cash and/or Common Stock in an amount equal to the appreciation of the fair market value of a share of Common Stock during a specified period of time. The committee will determine all terms and conditions of each SAR including (1) whether the SAR is granted independently of a stock option or relates to a stock option, (2) the grant date, which may not be a date prior to the date the committee approves the grant, (3) the number of shares of Common Stock to which the SAR relates, (4) the grant price, which may never be less than the fair market value of the Common Stock subject to the SAR on the date of grant, (5) the terms and conditions of exercise or maturity, including vesting, (6) the expiration date, which must be no later than 10 years after the date of grant, and (7) whether the SAR will settle in cash, Common Stock or a combination of the two.

Restricted Stock, Performance Stock, and Stock Unit Awards. The committee has the authority to grant awards of shares of Common Stock, restricted stock, restricted stock units, performance shares or performance units. Restricted stock awards are shares of Common Stock subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of performance goals (as described below) established by the committee and/or upon completing a period of service. Restricted stock units represent the right to receive cash and/or shares of Common Stock, the value of which is equal to the fair market value of one share of Common Stock, to the extent performance goals or other criteria established by the committee are achieved and/or upon completing a period of service. Performance shares are the right to receive shares of Common Stock to the extent performance goals established by the committee are achieved or other requirements are met. Performance units represent the right to receive cash and/or shares of Common Stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of Common Stock, to the extent performance goals established by the committee are achieved or other requirements are met.

The committee will determine all terms and conditions of the awards including (1) the number of shares of Common Stock and/or units to which such award relates, (2) whether performance goals must be achieved for the participant to realize any portion of the benefit under the award, (3) the length of the vesting and/or performance period and, if different, the date that payment of the benefit will be made, (4) with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of Common Stock, and (5) with respect to performance units and restricted stock units, whether the awards will settle in cash, in shares of Common Stock (including restricted stock), or in a combination of the two, and whether such awards will include the right to receive dividend equivalent units.

Cash Incentive Awards. A cash incentive award is the right to receive a cash payment to the extent performance goals are achieved or other criteria are met. The committee will determine all terms and conditions of cash incentive awards, including the performance goals (as described below), the performance period, the potential amount payable, vesting criteria and the timing of payment.

Other Stock-Based Awards. The company may grant to any participant shares of unrestricted stock as a replacement for other compensation to which such participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

Performance Goals. For purposes of the Amended 2016 Plan, performance goals mean any goals the committee establishes that relate to one or more of the following with respect to the company or any one or more of its subsidiaries, affiliates or other business units: net sales, cost of sales, revenue, gross income, net income, operating income, income from continuing operations, earnings (including before taxes, and/or interest and/or depreciation and amortization), earnings per share (including diluted earnings per share), price per share, cash flow, net cash provided by operating activities, net cash provided by operating activities less net cash used in investing activities, net operating profit, ratio of debt to debt plus equity, return on shareholder equity, return on capital, return on assets, operating working capital, average accounts receivable, economic value added, customer satisfaction, operating margin, profit margin, sales performance, sales quota attainment, new sales, cross/integrated sales, customer engagement, internal revenue growth, achievement of merger and acquisition milestones (including but not limited to identification of acquisition candidates) and client retention. Performance goals may also relate to a participant’s individual performance in their official capacity with the company or any of its affiliates.

The committee reserves the right to adjust any performance goals or modify the manner of measuring or evaluating a performance goal.

Dividends and Dividend Equivalent Units. The committee may grant dividend equivalent units in connection with restricted stock units or performance units. A dividend equivalent unit gives the participant the right to receive a payment, in cash or shares of Common Stock, equal to the cash dividends or other distributions that we pay with respect to a share of Common Stock. The committee will determine all terms and conditions of a dividend equivalent unit award. However, no dividends or dividend equivalent units may be paid unless and until the related award vests.

Minimum Vesting Period. All awards granted under the Amended 2016 Plan must have a minimum vesting period of one year from its grant date, except for awards with respect to up to 5% of the total number of shares of Common Stock reserved for issuance under the Amended 2016 Plan. The committee may, however, accelerate the vesting or deem an award earned, in whole or in part, upon a participant’s death, disability, retirement, termination without cause, at the time of a change of control, or in any other circumstance that the committee determines.

Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless the committee allows a participant (1) to designate, in writing, a beneficiary to exercise the award or receive payment under the award after the participant’s death, (2) to transfer an award to the former spouse of the participant as required by a domestic relations order incident to a divorce, or (3) provided that the participant receives no consideration in connection therewith, to otherwise transfer an award.

Adjustments. If (1) the company is involved in a merger or other transaction in which shares of Common Stock are changed or exchanged, (2) the company subdivides or combines shares of Common Stock or declares a dividend payable in shares of Common Stock, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property, (3) the company effects a cash dividend that exceeds 10% of the fair market value of the shares of Common Stock or any other dividend or distribution in the form of cash or a repurchase of shares of Common Stock that the board of directors determines is special or extraordinary or that is in connection with a recapitalization or reorganization, or (4) any other event occurs that, in the judgment of the committee, requires an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the Amended 2016 Plan, then the committee will, in a manner it deems equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended 2016 Plan, adjust any or all of: (A) the number and type of shares subject to the Amended 2016 Plan and which may, after the event, be made the subject of awards; (B) the number and type of shares of Common Stock subject to outstanding awards; (C) the grant, purchase or exercise price with respect to any award; and (D) the performance goals of an award.

In any such case, the committee may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award.

The committee may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of Common Stock otherwise reserved or available under the Amended 2016 Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.

Change of Control. The Amended 2016 Plan does not provide for automatic vesting of awards solely upon a change of control. However, in order to preserve a participant’s rights under an award in the event of a change of control, the committee in its discretion may, at the time an award is made or at any time thereafter, take one or more of the following actions: (1) provide for the acceleration of any time period, or the deemed achievement of any performance goals, relating to the exercise or realization of the award; (2) provide for the purchase of the award for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable (or the cancellation of awards in exchange for no payment to the extent that no cash or other property would be received upon the exercise or realization of the award in such circumstances); (3) adjust the terms of the award in the manner determined by the committee to reflect the change of control; (4) cause the award to be assumed, or new right substituted therefor, by another entity; or (5) make such other provision as the committee may consider equitable and in our best interests.

Except as otherwise expressly provided in any agreement between a participant and us or an affiliate, if the receipt of any payment by a participant under the circumstances described above would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment will be reduced to the extent required to prevent the imposition of such excise tax.

The committee also may amend, modify or rescind the change of control provisions of the Amended 2016 Plan if it determines that their operation may prevent a transaction in which we or an affiliate are prevented from receiving desired tax treatment, including without limitation requiring that each participant receive a replacement or substitute award issued by the surviving or acquiring corporation. In connection with any merger, consolidation, acquisition of property or stock, or reorganization, the committee may authorize the issuance or assumption of awards under the Amended 2016 Plan upon such terms and conditions as it may deem appropriate.

Term of Plan. Unless earlier terminated by the board of directors, the Amended 2016 Plan will remain in effect until the date all shares reserved for issuance have been issued. If the term of the Amended 2016 Plan extends beyond 10 years from the date of the amendment and restatement, then no incentive stock options may be granted after such time unless the shareholders of the company have approved an extension of the Amended 2016 Plan.

Termination and Amendment. The board of directors or the committee may amend, alter, suspend, discontinue or terminate the Amended 2016 Plan at any time, subject to the following limitations:

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the board of directors must approve any amendment to the Amended 2016 Plan if the company determines such approval is required by prior action of the board of directors, applicable corporate law or any other applicable law;

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shareholders must approve any amendment to the Amended 2016 Plan if the company determines such approval is required by Section 16 of the Securities Exchange Act of 1934, the Code, the listing requirements of any principal securities exchange or market on which the shares are then traded or any other applicable law; and

•

shareholders must approve any amendment to the Amended 2016 Plan that materially increases the number of shares of Common Stock reserved under the Amended 2016 Plan or the limitations stated in the Amended 2016 Plan on the number of shares of Common Stock or value that participants may receive through an award or that amends the provisions that would diminish the protections afforded by the prohibition on repricing and backdating of outstanding stock options or SARs.

Subject to the requirements of the Amended 2016 Plan, the committee may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. However, except as otherwise provided in the Amended 2016 Plan or the award agreement, any modification or amendment that materially diminishes the rights of the participant, or the cancellation of an award, will be effective only if agreed to by the participant or other interested party. The committee need not obtain participant (or other interested party) consent for the modification, amendment or cancellation of an award pursuant to a change of control or as follows: (1) to the extent the committee deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the shares of Common Stock are then traded; (2) to the extent the committee deems necessary to preserve favorable accounting or tax treatment of any award for the company; or (3) to the extent the committee determines that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other persons(s) as may then have an interest in the award. Notwithstanding the foregoing, unless determined otherwise by the committee, any such amendment shall be made in a manner that will enable an award intended to be exempt from Section 409A of the Code to continue to be so exempt, or to enable an award intended to comply with Section 409A of the Code to continue to so comply.

The authority of the board of directors and the committee to administer, terminate or modify the Amended 2016 Plan or then-outstanding awards will extend beyond the termination date of the Amended 2016 Plan. Termination of the Amended 2016 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force and effect after termination of the Amended 2016 Plan except as they may lapse or terminate by their own terms and conditions.

Recoupment and Disgorgement of Awards. The Amended 2016 Plan gives the committee full power and authority to terminate or cause a participant to forfeit an award, and require the participant to disgorge to the company any gains attributable to an award, if the participant engages in any action constituting, as determined by the committee in its discretion, cause for termination or breaches any award agreement or any other agreement between the participant and the company or an affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations. This power and authority applies despite anything to the contrary in an award agreement.

In addition, any awards granted pursuant to the Amended 2016 Plan, and any shares of Common Stock issued or cash paid pursuant to an award will be subject to any recoupment or clawback policy adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the company from time to time.

Repricing and Backdating Prohibited. Except for the adjustments provided for in the Amended 2016 Plan, neither the committee nor any other person may: (1) amend the terms of outstanding stock options or SARs to reduce the exercise or grant price of such outstanding stock options or SARs; (2) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise or grant price less than the exercise or grant price of the original stock options or SARs; or (3) cancel outstanding stock options or SARs with an exercise or grant price above the current fair market value of a share of Common Stock in exchange for cash or other securities. The committee may not make a grant of a stock option or SAR with a grant date that is effective before the date the committee takes action to approve such award.

Foreign Participation. To assure the viability of awards granted to participants employed or residing in foreign countries, the committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. The committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended 2016 Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the committee approves for purposes of using the Amended 2016 Plan in a foreign country will not affect the terms of the Amended 2016 Plan for any other country. All such supplements, amendments, restatements or alternative versions must receive shareholder approval to the extent the company determines such approval is required by: (1) Section 16 of the Exchange Act, (2) the Code, (3) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (4) any other applicable law.

Certain Federal Income Tax Consequences

The following summarizes certain U.S. Federal income tax consequences relating to the Amended 2016 Plan under current tax law. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the Federal income tax treatment described herein. The exact Federal income tax treatment of transactions under the Amended 2016 Plan will vary depending upon the specific facts and circumstances involved.

Stock Options. The grant of a stock option will create no income tax consequences to the company or the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant’s subsequent disposition of the shares of Common Stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Common Stock on the exercise date.

In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the Common Stock acquired pursuant to the exercise of an incentive stock option and the company will not be allowed a deduction. If the participant fails to hold the shares of Common Stock acquired pursuant to the exercise of an incentive stock option for at least two or three years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (1) the gain realized on the disposition, or (2) the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights. The grant of a stock appreciation right will create no income tax consequences to the company or the recipient. Upon the exercise or maturity of a stock appreciation right, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If shares are delivered under the stock appreciation right, upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Restricted Stock. Generally, a participant will not recognize income, and the company will not be entitled to a deduction, at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Common Stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then the company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, the company would then be required to include as ordinary income the amount of any deduction the company originally claimed with respect to such shares.

Performance Shares. The grant of a performance share award will create no income tax consequences for the company or the participant. Upon the participant’s receipt of shares after the end of the applicable performance period and any applicable vesting period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents, if any, paid on performance shares. The company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Performance Units and Restricted Stock Units. The grant of a performance unit or restricted stock unit will create no income tax consequences to the company or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, or upon settlement if settlement is deferred beyond vesting, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units or restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the employee received the shares.

Cash Incentive Awards. A participant who is paid a cash incentive award will recognize ordinary income equal to the amount of cash paid and the company will be entitled to a corresponding deduction in the same amount and at the same time.

Dividend Equivalent Units. A participant who is paid a dividend equivalent with respect to an award of restricted stock units or performance units will recognize ordinary income equal to the value of cash paid and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time.

Other Stock Based Awards. A participant who receives shares of Common Stock pursuant to a stock award will recognize ordinary income equal to the fair market value of the shares received and the company will be entitled to a corresponding deduction in the same amount and at the same time. Upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the employee received the shares.

Withholding. In the event the company or an affiliate is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a participant as a result of the grant, vesting, payment or settlement of an award or disposition of any shares acquired under an award, the company may deduct (or require an affiliate to deduct) from any payments of any kind otherwise due the participant cash, or with the consent of the committee, shares of Common Stock otherwise deliverable or vesting under an award, to satisfy such tax or other obligations. Alternatively, the company or its affiliate may require such participant to pay to the company or its affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the company or its affiliate regarding the payment to the company or its affiliate of the aggregate amount of any such taxes and other amounts. If shares of Common Stock are deliverable upon exercise or payment of an award, then the committee may permit a participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such award by electing to (1) have the company or its affiliate withhold shares of Common Stock otherwise issuable under the award, (2) tender back shares of Common Stock received in connection with such award or (3) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the maximum statutory tax rates associated with the transaction to the extent needed for the company and its affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the committee requires. In any case, the company and its affiliates may defer making payment or delivery under any award if any such tax may be pending unless and until indemnified to its satisfaction.

No Guarantee of Tax Treatment. Notwithstanding any provisions of the Amended 2016 Plan, the company does not guarantee that (1) any award intended to be exempt from Section 409A of the Code is so exempt, (2) any award intended to comply with Section 409A or Section 422 of the Code does so comply, or (3) any award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the company or any of its affiliates be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.

Section 162(m) Limit on Deductibility of Compensation. Section 162(m) of the Code limits our deduction to $1 million of compensation paid per person per year, including compensation arising from awards granted under the 2016 Plan, with respect to our covered employees.

New Plan Benefits. As disclosed in the Compensation Discussion and Analysis section under the heading “Long-Term Equity-Based Incentive Compensation for Fiscal 2024,” we made long-term incentive grants to some of our NEOs for fiscal 2024 contingent on shareholder approval of the Amended 2016 Plan and, as disclosed in the Director Compensation section, we granted each of our currently serving non-employee directors an annual long-term incentive award with a grant date fair value of $50,000, which is also contingent on shareholder approval of the Amended 2016 Plan. Each of the awards granted to our executive officers and our non-employee directors will be paid 60% in three-year pro rata vesting restricted stock or performance shares and 40% in three-year pro rata vesting restricted cash. The table below shows the estimated total dollar value of these awards and the estimated number of shares of restricted stock or performance shares, at target performance, to be awarded if the Amended 2016 Plan is approved. The number of shares of restricted stock or performance shares to be granted to each of our NEOs and non-employee directors was be determined by dividing 60% of the dollar values listed below by the closing sale price of our Common Stock on the Nasdaq Capital Market on March 31, 2023.

Name and Position	Total Dollar Value ($)	Estimated Number of Shares

Michael H. Jenkins	$850,000	251,232
Chief Executive Officer

Per Brodin	$570,000	168,473

Chief Financial Officer

Scott A. Green	$570,000	168,473
President, Orion Services Group

Non-Executive Director Group (5 persons)	$250,000	73,892

Except for the awards disclosed above, we cannot currently determine the awards that may be granted under the Plan in the future to the executive officers named in this proxy statement or to other officers, employees, or other persons. The committee will make such determinations from time to time.

Equity Compensation Plan Information. The following table provides information about the company’s equity compensation plans as of March 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted shares	Weighted average exercise price of outstanding options and vesting of restricted shares	Number of securities remaining available for future issuance (excluding securities reflected in column(a)
	(a)	(b)	(c)

Equity Compensation Plans:

Approved by security holders	816,590	$2.41	545,146

Not approved by security holders	—	—	N/A

Total	816,590	$2.41	545,146

RECOMMENDATION OF THE BOARD: THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED ORION ENERGY SYSTEMS, INC. 2016 OMNIBUS INCENTIVE PLAN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date, by:

•	each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of the Record Date, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Information is based on 32,501,846 shares outstanding as of the Record Date.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 2210 Woodland Drive, Manitowoc, WI 54220.

	Shares Beneficially Owned
	Number(1)	Percentage of Outstanding

Directors and executive officers

Michael H. Jenkins	73,970	*

J. Per Brodin	75,229	*

Scott A. Green	407,775	1.3%

Michael W. Altschaefl	1,121,108	3.4%

Anthony L. Otten	131,071	*

Ellen B. Richstone	141,828	*

Richard A. Shapiro	0	*

Sally Washlow	1,872	*

Heather L. Wishart-Smith	0	*

All current directors and executive officers as a group (8 individuals)	1,952,853	6.0%

Principal shareholders

Kanen Wealth Management LLC(2)	2,133,420	6.7%

North Star Investment Management Corp.(3)	2,617,367	8.1%

Tieton Capital Management(4)	2,087,225	6.4%

*	Indicates less than 1%.

(1)	Excludes shares of restricted Common Stock that do not vest within 60 days of the Record Date.

(2)

The address for Philotimo Fund, LP, Philotimo Focused Growth and Income Fund, Kanen Wealth Management LLC (“KWM”) and Mr. Kanen, which we collectively refer to as “Kanen,” is 5850 Coral Ridge Drive, Suite 309, Coral Springs, FL 33076. Other than share ownership information, the information set forth is as of April 12, 2023, as jointly reported by Kanen in its Schedule 13D/A filed with the SEC on April 12, 2023. Philotimo Fund, LP has sole voting and sole dispositive power as to zero shares and shared voting power and shared dispositive power as to 1,530,887 shares; Philotimo Focused Growth and Income Fund has sole voting and sole dispositive power as to zero shares and shared voting power and shared dispositive power as to 599,441 shares; Mr. Kanen has sole voting and sole dispositive power as to zero shares and shared voting power and shared dispositive power as to 2,133,420 shares; and KWM has sole voting and sole dispositive power as to zero shares and shared voting power and shared dispositive power as to 2,133,420 shares. KWM is the General Partner of Philotimo Fund, LP and Philotimo Focused Growth and Income Fund, and Mr. Kanen is the managing member of KWM. They may be deemed to beneficially own the shares owned in turn by Philotimo Fund, LP, Philotimo Focused Growth and Income Fund and KWM.

(3)

The address of North Star Investment Management Corporation, which we refer to as “North Star,” is 20 N. Wacker Drive, Suite 1416, Chicago, Illinois 60606. Other than share ownership percentage information, the information set forth is as of December 31, 2022, as reported by North Star in its Schedule 13G/A filed with the SEC on January 10, 2023. North Star has sole voting and sole dispositive power as to 955,000 shares, shared voting power as to zero shares and shared dispositive power as to 1,662,367 shares.

(4)

The address of Tieton Capital Management, which we refer to as “Tieton,” is 4700 Tieton Drive, Suite C, Yakima, WA 98908. Other than share ownership percentage information, the information set forth is as of December 31, 2022, as reported by Tieton in its Schedule 13G filed with the SEC on January 25, 2023. Tieton has sole voting and sole dispositive power as to zero shares and shared voting and shared dispositive power as to 2,087,225 shares.

Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of the Nasdaq Capital Market. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

Set forth below are certain related person transactions that occurred in fiscal 2023. Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth below have been ratified by our audit and finance committee.

In fiscal 2023, Greg Green, our enterprise sales manager, received $388,270 of compensation from us in his capacity as an employee. Included in this compensation was $277,770 in commissions and a $500 bonus award. Mr. Green is the brother of Scott A. Green, our executive vice president and president, Orion Services Group. See “Risk Assessment of Our Compensation Policies and Practices” for more information regarding Mr. Greg Green’s commissions.

In fiscal 2023, Neil Green, our director of strategic accounts, received $141,626 of compensation from us in his capacity as an employee. Included in this compensation was a $500 bonus award, the vesting of restricted stock valued at $130 and $1,500 in tuition reimbursement payments. Mr. Green is the son of Scott A. Green, our executive vice president and president, Orion Services Group.

In fiscal 2023, Andre Green, a senior project manager, received $134,822 of compensation from us in his capacity as an employee. Included in this compensation was a $500 bonus award. Mr. Green is the cousin of Scott A. Green, our executive vice president and president, Orion Services Group.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, as of the date of our filing of our fiscal 2023 Annual Report on Form 10-K with the SEC, represent the following:

1. As required by our charter, we reviewed the company’s financial statements for the fiscal 2023 and met with management, as well as representatives of BDO USA, LLP, the company’s independent registered public accounting firm (which we refer to as “BDO”) for fiscal 2023, to discuss the financial statements.

2. We also discussed with members of BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3. In addition, we received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding BDO’s communications with the audit and finance committee concerning independence, and discussed with members of BDO their independence from management and the company.

4. Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to the company’s board of directors that the company’s audited financial statements for the fiscal 2023 be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2023.

Respectfully submitted by the audit and finance committee:

Ellen B. Richstone, Chair
Anthony L. Otten
Sally Washlow

Principal Accountant Services and Fees

BDO serves as our independent registered public accounting firm. Representatives of BDO are expected to be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed by BDO for professional services rendered for the audit of our annual financial statements for fiscal 2023 and fiscal 2022 and fees billed for other services rendered during fiscal 2023 and fiscal 2022:

	Fiscal 2023	Fiscal 2022

Audit fees(1)	$810,511	$573,749

Audit-related fees	—	—

Tax fees	—	—

All other	—	—

Total fees	$810,511	$573,749

(1)

Represents the aggregate fees billed for the integrated audit of our fiscal 2023, and financial statement audit of our fiscal 2022 financial statements, review of quarterly financial statements, review of other documents filed with the SEC, and attendance at audit and finance committee meetings and shareholder meetings.

Audit Committee Pre-Approval Policy

The audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of our independent registered public accountants or on an individual, explicit case-by-case basis before our independent auditor is engaged to provide each service.

The audit and finance committee considered whether the provision of the services not related to the audit of our financial statements acknowledged in the table above was compatible with maintaining the independence of BDO and is of the opinion that the provision of these services was compatible with maintaining BDO’s independence.

PROPOSAL FIVE:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee has selected BDO USA, LLP (which we refer to as “BDO”) to be our independent registered public accounting firm for our fiscal year 2024. In selecting BDO to be our independent registered public accounting firm for our fiscal year 2024, our audit and finance committee considered the results from its review of BDO’s independence, including (i) all relationships between BDO and our company and any disclosed relationships or services that may impact BDO’s objectivity and independence; (ii) BDO’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the BDO engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit and finance committee charter does not require that our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our shareholders do not ratify the selection, our audit and finance committee may reconsider whether to retain BDO, but still may retain the firm. Even if the selection is ratified, our audit and finance committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

RECOMMENDATION OF THE BOARD: THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR 2024.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2023. Requests should be made to our board secretary at our principal executive offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220; telephone number (800) 660-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s proxy statement. All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for presentation at our 2024 Annual Meeting of Shareholders must be received at our offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, by March 2, 2024, for inclusion in our proxy statement for our 2024 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at our 2024 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our board secretary no later than the close of business on the day which is determined by adding to December 31, 2023 the number of days starting with May 1, 2024 and ending on the date of the 2024 annual meeting. By way of example, if our 2024 annual meeting takes place on August 8, 2024, then such notice to be timely must be received not later than the close of business on April 8, 2024. In addition to satisfying the foregoing requirements under our bylaws, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act of 1934.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2024 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2024 annual meeting, then the persons named in proxies solicited by our board of directors for the 2024 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our board secretary at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. Our board secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate. Shareholders may also communicate directly with non-management directors of our board by directing communications to Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Board Chair.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who beneficially own more than 10% of our common stock to file reports with the SEC concerning their ownership of our common stock. Based solely upon information provided to us by our directors, executive officers and owners of greater than 10% of our common stock, we believe that, during our fiscal year ended March 31, 2023, all of our directors, executive officers and owners of greater than 10% of our common stock timely complied with the Section 16(a) filing requirements, except that a Form 4 for Mr. Altschaefl reporting one transaction was filed late on December 14, 2022.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any notice of internet availability of proxy materials, proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written request, we will promptly deliver a separate copy of any notice of internet availability of proxy materials, annual report or proxy statement to a shareholder at a shared address.

If you wish to receive separate copies of each notice of internet availability of proxy materials, proxy statement and annual report please notify us by writing or calling our board secretary at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, telephone number (800) 660-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple notices of internet availability of proxy materials, proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our board secretary.

PROXY SOLICITATION

We will bear the costs of solicitation of proxies for our annual meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, in person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Brokers, nominees, fiduciaries, and other custodians who are requested to forward soliciting material to the beneficial owners of our Common Stock held of record by them will be reimbursed for their reasonable expenses.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

ANNEX A

ORION ENERGY SYSTEMS, INC.

2016 OMNIBUS INCENTIVE PLAN

AS PROPOSED TO BE AMENDED AND RESTATED AUGUST 10, 2023

Purposes, History and Effective Date.

a.    Purpose. The Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees and consultants and (ii) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.

b.    History. Prior to the effective date of this Plan, the Company had in effect the Orion Energy Systems, Inc. 2004 Stock and Incentive Awards Plan, as amended (the “Prior Plan”). Upon shareholder approval of this Plan, the Prior Plan terminated and no new awards could be granted under the Prior Plan, although awards previously granted under the Prior Plan and still outstanding will continue to be subject to all terms and conditions of the Prior Plan.

c.    Effective Date; Second Amendment Date. This Plan became effective, and Awards could be granted under this Plan, on and after the Effective Date. The Company amended and restated this Plan on the Amendment Date, and is further amending and restating this Plan, effective as of the Second Amendment Date (subject to approval by the Company’s shareholders at the Company’s 2023 annual meeting of shareholders) to increase the number of Shares reserved for issuance hereunder and make certain other changes. This Plan will terminate as provided in Section 15.

Definitions. Capitalized terms used and not otherwise defined in this Plan or in any Award agreement have the following meanings:

a.     “Act” means the Securities Act of 1933, as amended from time to time. Any reference to a specific provision of the Act shall include any successor provision thereto.

b.    “Administrator” means the Committee; provided that, to the extent the Committee has delegated authority and responsibility as an Administrator of the Plan to one or more officers of the Company as permitted by Section 3(b), the term “Administrator” shall also mean such officer or officers.

c.    “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or a Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by or is under common control with, the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

d.    “Amendment Date” means August 7, 2019.

e.    “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Stock, Restricted Stock, Restricted Stock Units, a Cash Incentive Award, Dividend Equivalent Units or any other type of award permitted under this Plan. Any Award granted under this Plan shall be provided or made in such manner and at such time as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including, without limitation, deferring payment to a specified employee or until a specified distribution event, as provided in Code Section 409A(a)(2), and the provisions of Code Section 409A are incorporated into this Plan to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

f.    “Beneficial Owner” means a Person, with respect to any securities which:

i.    such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase;

ii.    such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or

iii.    are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

g.    “Board” means the Board of Directors of the Company.

h.    “Cash Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met), as described in Section 10.

i.    “Cause” has the meaning given in a Participant’s employment, retention, change of control, severance or similar agreement with the Company or any Affiliate, or if no such agreement is in effect, then (i) if the determination of Cause is being made prior to a Change of Control, Cause has the meaning given in the Company’s employment policies as in effect at the time of the determination or (ii) if the determination of Cause is being made following a Change of Control, Cause has the meaning given in the Company’s employment policies as in effect immediately prior to the Change of Control.

j.    “Change of Control” means, unless specified otherwise in an Award agreement, the occurrence of any of the following:

i.    any Person (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the IPO Date, pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

ii.    the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the IPO Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Act) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change of Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change of Control occurred; or

iii.    the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), in each case, which requires approval of the shareholders of the Company, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the IPO Date, pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

iv.    the consummation of a plan of complete liquidation or dissolution of the Company or a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), in each case, which requires approval of the shareholders of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

Notwithstanding the foregoing, if an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if a payment under such Award is triggered upon a “Change of Control,” then the foregoing definition shall be deemed amended as necessary to comply with Code Section 409A.

k.    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

l.    “Committee” means the Compensation Committee of the Board, any successor committee thereto or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of Non-Employee Directors (not fewer than two (2)) who, to the extent necessary for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act, meet the requirements of a “non-employee director” as defined in Rule 16b-3.

m.    “Company” means Orion Energy Systems, Inc., a Wisconsin corporation, or any successor thereto.

n.    “Director” means a member of the Board.

o.    “Dividend Equivalent Unit” means the right granted in connection with Restricted Stock Units or Performance Units to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.

p.    “Effective Date” means the date the Company’s shareholders approve this Plan.

q.    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

r.    “Fair Market Value” means, unless otherwise determined by the Administrator, per Share on a particular date, (i) if the Shares are listed on a national securities exchange, the last sales price on that date on the national securities exchange on which the Stock is then traded, as reported in The Wall Street Journal, or if no sales of Stock occur on such date, then on the last preceding date on which there was a sale on such exchange; or (ii) if the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on that date, or on the last preceding date on which there was a sale of Shares on that market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator, in its discretion. Notwithstanding the foregoing, in the case of the sale of Shares, the actual sale price shall be the Fair Market Value of such Shares.

s.    “IPO Date” means the date on which the shares of the Company’s voting Stock were first sold to the public pursuant to an effective registration statement filed by the Company under the Act.

t.    “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

u.    “Option” means the right to purchase Shares at a stated price for a specified period of time.

v.     “Participant” means an individual selected by the Administrator to receive an Award.

w.    “Performance Goals” means any goals the Administrator establishes with respect to the Company or any one or more of its Subsidiaries, Affiliates or other business units, including, but not limited to: net sales; cost of sales; revenue; gross income; net income; operating income; income from continuing operations; earnings (including before taxes, and/or interest and/or depreciation and amortization); earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; operating working capital; average accounts receivable; economic value added; and customer satisfaction; operating margin; profit margin; sales performance; sales quota attainment; new sales; cross/integrated sales; customer engagement; internal revenue growth; achievement of merger or acquisition milestones (including but not limited to identification of acquisition candidates) and client retention. Performance Goals may also relate to Participants’ individual performance in their official capacity with the Company or any one or more of its Subsidiaries, Affiliates, or business units.

The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate, including but not limited to: (i) by excluding the effects of charges for reorganizing and restructuring; discontinued operations; asset write-downs; gains or losses on the disposition of a business; or mergers, acquisitions or dispositions; and extraordinary, unusual and/or non-recurring items of gain or loss; (ii) by excluding the costs of litigation, claims, judgments or settlements; (iii) by excluding the effects of changes in laws or regulations affecting reported results, or changes in tax or accounting principles, regulations or law; and (iv) by excluding any accruals of amounts related to payments under the Plan or any other compensation arrangement maintained by the Company or an Affiliate.

The inclusion in an Award agreement of specific adjustments or modifications shall not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described herein, unless the Award agreement provides that the adjustments or modifications described in such agreement shall be the sole adjustments or modifications.

x.    “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other requirements are met).

y.    “Performance Unit” means the right to receive a cash payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other requirements are met).

z.    “Person” means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

aa.    “Plan” means this Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan, as it may be amended from time to time.

bb.    “Restricted Stock” means Shares that are subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals or upon the completion of a period of service, or both.

cc.    “Restricted Stock Unit” means the right to receive a cash payment and/or Shares the value of which is equal to the Fair Market Value of one Share.

dd.    “Second Amendment Date” means August 10, 2023.

ee.    “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

ff.    “Share” means a share of Stock.

gg.    “Stock” means the Common Stock of the Company, no par value.

hh.    “Stock Appreciation Right” or “SAR” means the right to receive a cash payment, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

ii.    “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

Administration.

a.    Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan or any agreement covering an Award; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

b.    Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

c.    No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, in each case done or made in good faith, with respect to this Plan or any Award to the maximum extent that the law and the Company’s By-Laws permit.

Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; any individual that the Company or an Affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its Affiliates; or any Director, including a Non-Employee Director. The Administrator’s designation of, or granting of an Award to, a Participant will not require the Administrator to designate such individual as a Participant or grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).

Shares Reserved under this Plan.

a.    Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 6,000,000 Shares (consisting of 1,750,000 Shares originally reserved as of the Effective Date, an additional 1,750,000 Shares reserved as of the Amendment Date, and an additional 2,500,000 Shares reserved as of the Second Amendment Date), are reserved for issuance under the Plan; provided that only 6,000,000 Shares may be issued pursuant to the exercise of incentive stock options. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock.

b.    Depletion of Share Reserve. The aggregate number of Shares reserved under Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, that may be issued pursuant to the Award. For the sake of clarity, Awards that may only be settled in cash shall not deplete the number of Shares reserved.

c.    Replenishment of Share Reserve. If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award, (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or (v) all or a portion of the Award is settled in cash, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: (i) Shares purchased by the Company using proceeds from Option exercises; (ii) Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement of an outstanding Stock Appreciation Right; or (iii) Shares tendered or withheld to satisfy federal, state or local tax withholding obligations.

d.    Participant Limitations. Subject to adjustment as provided in Section 17, each Participant is eligible to be granted Awards up to the following limits:

i.    Options for, and/or Stock Appreciation Rights with respect to, 1,000,000 Shares (or 200,000 Shares, in the case of a Non-Employee Director) during any fiscal year of the Company;

ii.    Awards of Restricted Stock and/or Restricted Stock Units relating to 1,000,000 Shares (or 200,000 Shares, in the case of a Non-Employee Director) during any fiscal year of the Company;

iii.    Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for 1,000,000 Shares (or 200,000 Shares, in the case of a Non-Employee Director) in respect of any single fiscal year of the Company;

iv.    Cash Incentive Award(s) that could result in a payment of $1,000,000 (or a payment of $200,000, in the case of a Non-Employee Director) during any single fiscal year of the Company; or

v.    other Stock-based Awards pursuant to Section 12 relating to 1,000,000 Shares (or 200,000 Shares, in the case of a Non-Employee Director) during any fiscal year of the Company.

Notwithstanding any title, label or characterization of an Award in an award agreement or in the Company’s public filings or other disclosures, the Administrator shall have discretion to determine to which category (or categories) of Awards an Award is allocated for purposes of applying the limits herein and may allocate a single Award among more than one such limit. In addition, any limitation stated in terms of single fiscal year period shall be applied to a multi-year Award by treating the limitation as a per-year limitation.

Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (a) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares subject to the Option; (d) the exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (e) the terms and conditions of vesting and exercise; (f) the term, except that an Option must terminate no later than ten (10) years after the date of grant; and (g) the manner of payment of the exercise price. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure. To the extent permitted by the Administrator, and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options may be made by (w) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (x) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (y) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (z) by any combination of (w), (x) and/or (y). Except to the extent otherwise set forth in an Award agreement, a Participant shall have no rights as a holder of Stock as a result of the grant of an Option until the Option is exercised, the exercise price and applicable withholding taxes are paid and the Shares subject to the Option are issued thereunder.

Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares to which the SAR relates; (d) the grant price, which may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (g) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

Performance and Stock Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, including but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; (e) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (f) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or in a combination of cash and Shares, and whether such Award will include a right to receive Dividend Equivalent Units.

Cash Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Cash Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, vesting criteria, and the timing of payment.

Dividends and Dividend Equivalents.

a.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether (i) payment of the Award will be made concurrently with dividend payments or credited to an account for the Participant which provides for the deferral of such amounts until a stated time and (ii) the Award will be settled in cash or Shares.

b.    Notwithstanding anything in the Plan or an Award to the contrary, no dividends or Dividend Equivalent Units may be paid with respect to an Award unless and until such Award vests.

Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to a Participant any other stock-based award, including shares of unrestricted Stock, as replacement for other compensation to which the Participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

Minimum Vesting Period; Discretion to Accelerate Vesting.

a.    Minimum Vesting Period. All Awards granted under the Plan on and after the Amendment Date shall have a minimum vesting period of one year from the date of grant, provided that such minimum vesting period will not apply to Awards with respect to up to 5% of the total number of Shares reserved pursuant to Section 6(a). For purposes of Awards granted to Non-Employee Directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than 50 weeks.

b.    Discretion to Accelerate. Notwithstanding any provision of this Plan to the contrary, the Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, at any time and for any reason, including but not limited to in the event of a Participant’s death, disability (as defined by the Administrator), retirement (as defined by the Administrator), termination by the Company or an Affiliate without Cause, or a Change of Control.

Transferability.    Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided, however, that with respect to clause (c) above the Participant may not receive consideration for such a transfer of an Award.

Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

a.    Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate when all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten

(10) years from the Second Amendment Date, no incentive stock options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan.

b.    Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

i.    the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

ii.    shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

iii.    shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or the limits set forth in Section 6(d) (except as permitted by Section 17), or (B) an amendment that would diminish the protections afforded by Section 15(e).

c.    Amendment, Modification, Cancellation and Disgorgement of Awards.

i.    Except as provided in Section 15(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that, except as otherwise provided in the Plan or the Award agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in such Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 17 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

ii.    Notwithstanding anything to the contrary in an Award agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination, or a breach of any Award agreement or any other agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

iii.    Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

d.    Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer the Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will con-

tinue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

e.    Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 17, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

f.    Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).

Taxes.

a.    Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Administrator, Shares otherwise deliverable or vesting under an Award, to satisfy such tax or other obligations. Alternatively, the Company or its Affiliate may require such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, then the Administrator may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires.

b.    No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

Adjustment and Change of Control Provisions.

a.    Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a), (d) and (e)) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award (which adjustment may include determining that such Performance Goals are deemed met at a level determined by the Administrator). In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

b.    Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

c.    Effect of Change of Control.

i.    In order to preserve a Participant’s rights under an Award in the event of a Change of Control, the Administrator in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (a) provide for the acceleration of any time period, or the deemed achievement of any Performance Goals, relating to the exercise or realization of the Award; (b) provide for the purchase of the Award for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable (or the cancellation of Awards in exchange for no payment to the extent that no cash or other property would be received upon the exercise or realization of the Award in such circumstances); (c) adjust the terms of the Award in the manner determined by the Administrator to reflect the Change of Control; (d) cause the Award to be assumed, or new right substituted therefor, by another entity; or (e) make such other provision as the Administrator may consider equitable and in the best interests of the Company.

ii.    Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

iii.    Amendment or Rescission. Notwithstanding anything contained in this Section 17, the Board may, in its sole and absolute discretion, amend, modify or rescind the provisions of this Section 17 if it determines that the operation of this Section 17 may prevent a transaction in which the Company, a Subsidiary or any Affiliate is a party from receiving desired tax treatment, including without limitation requiring that each Participant receive a replacement or substitute Award issued by the surviving or acquiring corporation.

iv.    Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

Miscellaneous.

a.    Other Terms and Conditions. The Administrator may provide in any Award agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of the Plan.

b.    Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

i.    a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

ii.    a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

iii.    a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

iv.    a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

c.    No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

d.    Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

e.    Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

f.    Governing Law; Venue. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in a court sitting in the County of Sheboygan in the State of Wisconsin.

g.    Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

h.    Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles. The title, label or characterization of an Award in an award agreement or in the Company’s public filings or other disclosures shall not be determinative as to which specific Award type is represented by the award agreement. Instead, the Administrator may determine which specific type(s) of Award(s) is(are) represented by any award agreement, at the time such Award is granted or at any time thereafter.

i.    Severability. If any provision of this Plan or any award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would cause this Plan, any award agreement or any Award to violate or be disqualified under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

ORION ENERGY SYSTEMS, INC. 2210 WOODLAND DRIVE MANITOWOC, WI 54220
SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time August 9, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/OESX2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time August 9, 2023. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V19755-P93831 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
ORION ENERGY SYSTEMS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the following: number(s) of the nominee(s) on the line below.
1. Election of Directors:
Nominees:
01) Michael H. Jenkins 02) Heather L. Wishart-Smith
The Board of Directors recommends you vote FOR the following proposal: For Against Abstain
2. Advisory vote on the approval of the compensation of the Company’s named executive officers as disclosed in the proxy statement.
The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain
3. Advisory vote on the frequency of future advisory shareholder votes on the compensation of the Company’s named executive officers.
The Board of Directors recommends you vote FOR the following proposals: For Against Abstain
4. Approval of the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan, as amended and restated.
5. Ratification of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2024.
6. On such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies.
NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTOR NOMINEES INDICATED ABOVE, FOR ITEM 2, FOR 1 YEAR FREQUENCY ON ITEM 3 AND FOR ITEMS 4 AND 5. IT WILL ALSO BE VOTED IN ACCORDANCE WITH BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ORION ENERGY SYSTEMS, INC. ANNUAL MEETING OF SHAREHOLDERS
Thursday, August 10, 2023 1:00 p.m. (Local Time)
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
V19756-P93831
ORION ENERGY SYSTEMS, INC. 2210 Woodland Drive Manitowoc, Wisconsin 54220
This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 10, 2023.
The shareholder hereby appoints Michael H. Jenkins and J. Per Brodin, and each of them, proxies, with the power of substitution to vote all shares of Common Stock of ORION ENERGY SYSTEMS, INC. of record in the name of the undersigned at the close of business on June 14, 2023 at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on August 10, 2023, or at any adjournment or postponement thereof.
I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2023 Annual Meeting of Shareholders
See reverse for voting instructions.